Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NM MARIPOSA HOLDINGS, INC.,

MARIPOSA MERGER SUB LLC

and

NEIMAN MARCUS GROUP LTD INC.

Dated as of September 9, 2013

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 9, 2013, by and among NM Mariposa Holdings, Inc., a Delaware corporation (“Parent”), Mariposa Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and Neiman Marcus Group LTD Inc., a Delaware corporation formerly known as Neiman Marcus, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of Parent and the sole member of Merger Sub have approved and declared advisable and in the best interests of Parent and Merger Sub, respectively, this Agreement and the transactions contemplated hereby, including the Merger, and the sole member of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of its sole member; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P. and Canada Pension Plan Investment Board (collectively, the “Guarantors”) has executed and delivered a guarantee in favor of the Company (collectively, the “Guarantees”), pursuant to which each such Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

SECTION 1.01.                                               Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“ABL Payoff Amount” shall mean an amount equal to the Excess Net Working Capital Amount.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person.

The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided that (i) “Affiliate” shall not include the portfolio companies of (x) (1) any holders of Company Shares or (2) any investment funds affiliated with such holders of Company Shares or (y) (1) the Guarantors or (2) any investment funds affiliated with such Guarantors and (ii) after the Closing, (x) no holder of Company Shares prior to the Closing or Person that would be a Company Related Party of such holder shall be considered an Affiliate of the Company or any Subsidiary of the Company and (y) neither the Company nor any Subsidiary of the Company shall be considered an Affiliate of any holder of Company Shares prior to the Closing or any Person that would be a Company Related Party of such holder, in the case of this clause (ii), solely by virtue of such Person having held Company Shares, being party to any Contract with the Company or any of its Subsidiaries or having had any other relationship with Company or any of its Subsidiaries, in each case, prior to the Closing (or being a Company Related Party of such Person).

“Aggregate Option Exercise Price” shall mean the aggregate exercise price of all (a) Cash Out Options and (b) Co-Invest Options.

“Aggregate Purchase Price” shall mean the Total Enterprise Value, plus the Excess Net Working Capital Amount, plus the Aggregate Option Exercise Price, plus the Company Tax Benefits, minus the Term Loan Payoff Amount, minus the ABL Payoff Amount, minus the Debenture Amount, minus the Stockholders’ Expenses.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Alternative Transactions” shall have the meaning set forth in Section 5.14(a).

“Anticorruption Laws” shall have the meaning set forth in Section 3.19(a).

“Antitrust Laws” shall have the meaning set forth in Section 5.05(c).

“Appraisal Shares” shall have the meaning set forth in Section 2.07(b).

“August 3rd Financial Statements” shall mean the audited consolidated financial statements of the Company (including the related notes) at and for the fiscal year ended on August 3, 2013, certified by the Company’s auditors, copies of which have been delivered to Parent on or prior to the date hereof.

“Bankers’ Fees” shall mean (i) the aggregate amount of fees and expenses payable to the Persons set forth on Schedule 1.01(a) and (ii) any other commission, brokerage, finder’s fee or other similar compensation payable by the Company or any of its Subsidiaries to any investment banker, broker, finder or any other similar Person engaged or authorized to act by the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Bergdorf Lease” shall mean the lease identified on Schedule 1.01(b).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Carry-Forward Share” shall have the meaning set forth in Section 2.01(a).

“Cash Amount” shall have the meaning set forth in Section 2.08(a).

“Cash Incentive Plan Payment” shall have the meaning set forth in Section 5.09(b).

“Cash Out Option” shall have the meaning set forth in Section 2.08(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.03.

“Certificates” shall have the meaning set forth in Section 2.12(c).

“Chosen Courts” shall have the meaning set forth in Section 8.09(a).

“Cleary Gottlieb” shall have the meaning set forth in Section 8.07.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Co-Invest Option” shall mean the Options designated on Schedule 1.01(c), as such schedule may be updated from time to time by Parent with the consent of the applicable Option holder, in each case unless such Option has an exercise price per share that is less than the Per Share Merger Consideration.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Collective Bargaining Agreements” shall have the meaning set forth in Section 3.15(a).

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Intellectual Property” shall mean all Intellectual Property used or held for use in the operation of the business of the Company and its Subsidiaries, including all Owned Company Intellectual Property and Licensed Company Intellectual Property.

“Company Registration Statement” shall have the meaning set forth in Section 8.20.

“Company Related Party” shall have the meaning set forth in Section 8.15.

“Company Rights” shall have the meaning set forth in Section 3.05(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.03(a).

“Company Shares” shall mean the shares of Common Stock.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.02.

“Company Tax Benefits” shall mean the amount set forth on Schedule 1.01(d).

“Compliant” shall mean, with respect to the Required Financial Information, that (a) such Required Financial Information when taken as a whole does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading in light of the circumstances in which made and (b) the financial statements and other financial information included in such Required Financial Information are, and remain throughout the Marketing Period, sufficient to permit the Financing Sources to receive comfort letters with respect thereto that are customary for a Rule 144A offering of debt securities (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Financial Information).

“Confidentiality Agreements” shall mean the Confidentiality Agreement, dated June 7, 2013, by and between ACOF Operating Manager IV, LLC and Neiman Marcus, Inc. and the Confidentiality Agreement, dated June 28, 2013, by and between Canada Pension Plan Investment Board and Neiman Marcus, Inc.

“Consents” shall have the meaning set forth in Section 3.06(a).

“Contract” or “agreement” shall mean, as the context requires, a legally binding agreement, arrangement, understanding, lease or license.

“Credit Agreements” shall mean the credit agreements identified on Schedule  1.01(e), as amended, supplemented, modified, replaced or refinanced.

“D&O Expenses” shall have the meaning set forth in Section 5.08(b).

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 5.08(b).

“D&O Indemnified Person” shall have the meaning set forth in Section 5.08(a).

“D&O Indemnifying Party” shall have the meaning set forth in Section 5.08(b).

“D&O Insurance” shall have the meaning set forth in Section 5.08(c).

“D&O Losses” shall have the meaning set forth in Section 5.08(b).

“Debenture Amount” shall mean $127,000,000.

“Debentures” shall mean the debentures identified on Schedule 1.01(f), as amended, supplemented, modified, replaced or refinanced.

“Debt Commitment” shall have the meaning set forth in Section 4.05(a).

“Debt Financing” shall have the meaning set forth in Section 4.05(a).

“Debt Financing Documents” shall mean the agreements, documents and certificates required to be delivered pursuant to the Debt Financing or the Debt Commitment.

“Debt Payoff Amount” shall have the meaning set forth in Section 2.14(c).

“Debt Payoff Letter” shall have the meaning set forth in Section 5.10(d).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DOJ” shall mean the U.S. Department of Justice.

“EDGAR” shall mean the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“Effective Time” shall have the meaning set forth in Section 2.03.

“Environmental Law” shall mean any Law relating to pollution or protection of the environment or natural resources, including the Release of or exposure to any Hazardous Materials.

“Equity Commitments” shall have the meaning set forth in Section 4.05(a).

“Equity Financing” shall have the meaning set forth in Section 4.05(a).

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that, together with the Company, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Excess Net Working Capital Amount” shall mean the amount set forth on Schedule 1.01(g).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall mean a fraction, (a) the numerator of which is the Per Share Merger Consideration and (b) the denominator of which is the per share cash price paid by the Guarantors or their designees for Parent Shares in connection with the Equity Financing to consummate the Merger.

“Excluded Contracts” shall mean Plans, Material Leases, Collective Bargaining Agreements, and Intellectual Property Agreements.

“Exhibits” shall mean the exhibits to this Agreement.

“Facilities” shall mean the facilities owned, leased or operated by the Company or any of its Subsidiaries.

“FCPA” shall have the meaning set forth in Section 3.19(a).

“Fee Letter” shall have the meaning set forth in Section 4.05(a).

“Financial Statements” shall have the meaning set forth in Section 3.03(c).

“Financing” shall have the meaning set forth in Section 4.05(a).

“Financing Commitments” shall have the meaning set forth Section 4.05(a).

“Financing Deliverables” shall mean (a) a solvency certificate in the form attached to the Debt Commitment and customary perfection certificates in connection with the Debt Financing, (b) documentation and other information reasonably requested by Parent as is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering Laws in respect of the Company and its Subsidiaries, (c) issuing customary authorization letters to the Financing Sources in connection with the marketing material for the Debt Financing, (d) the most recent borrowing base certificate delivered by the Company under the ABL Credit Agreement and (e) customary agreements, documents or certificates that are required for the creation, perfection or enforcement of Liens securing or guarantees of the Debt Financing (including original copies of all certificated securities as may be required to be delivered at the Closing by the Financing Sources under the terms of the definitive documentation for the Debt Financing) as are reasonably requested by Parent or the Financing Sources, provided that delivery of any such agreements, documents or certificates shall be subject to, and such agreements, documents and certificates shall not become effective prior to, the Closing.

“Financing Expenses” shall have the meaning set forth in Section 5.10(c).

“Financing Sources” shall mean the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Commitment (including, for the avoidance of doubt, any alternative debt financings pursuant to Section 5.10) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their respective Affiliates, officers, directors, employees, managers and representatives involved in the Debt Financing and their respective successors and permitted assigns.

“Foreign Antitrust Laws” shall mean all Laws issued by a non-U.S. Governmental Authority that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall have the meaning set forth in Section 3.06(a).

“Guarantees” shall have the meaning set forth in the recitals hereto.

“Guarantors” shall have the meaning set forth in the recitals hereto.

“Hazardous Materials” shall mean any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and toxic or hazardous wastes, substances, materials or agents, including all substances defined as “Hazardous Substances,” “Pollutants,” or “Contaminants” pursuant to, or otherwise regulated under, any Environmental Law.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person at any date shall mean, without duplication (a) all Obligations of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business), (c) all other Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (d) all Obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person (other than letters of credit issued for the benefit of suppliers, vendors or designers to support accounts payable to such suppliers, vendors or designers incurred in the ordinary course of business), (e) all Obligations of such Person as lessee that are, or are required to be, capitalized in accordance with GAAP, (f) all other items that have been or should be reflected as indebtedness on a consolidated balance sheet of such Person prepared in accordance with GAAP, and (g) all guarantees of any of the foregoing for the benefit of another Person.

“Indenture” shall mean the indenture identified on Schedule 1.01(h), as amended, supplemented, modified, replaced or refinanced.

“Intellectual Property” shall mean all of the following, in any jurisdiction, whether registered or unregistered (a) trademarks, service marks, logos, brand names, trade dress, trade names, and all translations, adaptations, derivations and combinations thereof, including the good will associated with the foregoing, (b) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (c) inventions and invention disclosures, (d) copyrightable works, copyrights, (e) trade secrets, know-how and confidential business information, (f) computer software, (g) domain names, uniform resource locators (URLs) and Internet websites related thereto and (h) all other similar proprietary intellectual property rights; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority or other registrar in any jurisdiction.

“Intellectual Property Agreements” shall have the meaning set forth in Section 3.17(b).

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching Person intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a breach of such representation, warranty, agreement or covenant.

“Labor Laws” shall have the meaning set forth in Section 3.15(d).

“Laws” shall mean any federal, state, local, supranational or foreign law, statute, ordinance, rule, or regulation.

“Leases” shall have the meaning set forth in Section 3.14(c).

“Lenders” shall have the meaning set forth in Section 4.05(a).

“Letter of Transmittal” shall have the meaning set forth in Section 2.12(b).

“Licensed Company Intellectual Property” shall mean all Intellectual Property held or used by the Company or any of its Subsidiaries pursuant to any Third-Party Intellectual Property License.

“Liens” shall mean any lien, security interest, mortgage, pledge, charge, or similar encumbrance.

“Litigation” shall have the meaning set forth in Section 3.07.

“Management Services Agreement” shall mean the agreement identified on Schedule 1.01(i).

“Management Shareholders Agreement” shall mean the agreement identified on Schedule 1.01(j).

“Marketing Period” shall mean the first period of fourteen (14) consecutive calendar days throughout which (a) Parent has all of the Required Financial Information to the extent such Required Financial Information has been requested by Parent in a writing delivered to the Company prior to the first day of such period and the Required Financial Information is Compliant, (b) the Company’s auditors have not withdrawn their audit opinion contained in the Required Financial Information, (c) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such fourteen (14) consecutive calendar day period are not required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such fourteen (14) consecutive calendar day period, and (d) the conditions set forth in Section 6.01 and Section 6.02 shall have been satisfied or, to the extent permitted, waived (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing); provided, however, that (i) the Marketing Period shall (x) end on any earlier date on which the Debt Financing is funded and (y) not commence earlier than the date on which the Company files its annual report on Form 10-K with respect to its fiscal year ended August 3, 2013 with the SEC, (ii) November 28 through (and including) December 1, 2013 will be disregarded for purposes of determining such fourteen (14) consecutive calendar day period and (iii) if the Marketing Period does not end on or prior to December 20, 2013, then, notwithstanding anything to the contrary herein, it will not commence prior to January 6, 2014.  If the Company in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information Parent reasonably believes the Company has not delivered).

“Material Adverse Effect” shall mean any fact, circumstance, event or change that, individually or in the aggregate, (i) results in a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) has a material adverse effect on, or causes a material delay in, the ability of the Company to consummate the transactions contemplated hereby, in the case of clause (i), excluding any such fact, circumstance, event or change resulting from, relating to or arising from (a) (x) the execution of this Agreement or the announcement or existence thereof, (y) the identity of Parent and its Affiliates or (z) with respect to the Company’s representation in Section 3.04(ii), the compliance by the Company or any of its Subsidiaries with any of the terms of this Agreement, (b) Parent’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of its Subsidiaries after the Closing, (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events, (d) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) seasonal changes in the results of operations of the Company or any of its Subsidiaries or changes in consumer spending, (f) changes or proposed changes in Laws affecting the Company or any of its Subsidiaries or their customers or changes or proposed changes in GAAP or the interpretation of any of the foregoing, (g) changes in the Company’s and its Subsidiaries’ industries or the segments thereof in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, (h) national or international disasters, calamities, emergencies or any military conflict, outbreak or escalation of hostilities or declared or undeclared war or act of foreign or domestic terrorism, (i) any action taken or omitted to be taken by Parent, Merger Sub or any of their respective Affiliates, in each case, after the execution and delivery of this Agreement, (j) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of the Company or any such Subsidiary (provided, however, that any fact, circumstance, event or change that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (j)) or (k) any change in the Company’s credit rating (provided, however, that any fact, circumstance, event or change that caused or contributed to such change shall not be excluded under this clause (k)), except, in the cases of clauses (c) through (h), to the extent such fact, circumstance, event or change materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the same industries in which the Company and its Subsidiaries operate.

“Material Contracts” shall have the meaning set forth in Section 3.12.

“Material Lease” shall mean any lease, sublease or similar agreement (a) in respect of a full-line retail store of the Company or any of its Subsidiaries or (b) set forth on Schedule 3.14(c).

“Material Subsidiary” shall have the meaning set forth in Section 3.01(b).

“Merger” shall have the meaning set forth in Section 2.01.

“Merger Sub” shall have the meaning set forth in the preamble hereto.

“Obligations” shall mean, with respect to any Indebtedness, on the relevant date, all principal, accrued but unpaid interest, penalties, fees, prepayment premiums, breakage costs, reimbursements and other amounts payable, contingently or otherwise, as of such date under the documentation governing such Indebtedness.

“OpCo” shall mean The Neiman Marcus Group, Inc., a Delaware corporation.

“Option” shall mean any option, warrant or other right, agreement, arrangement, or commitment of any kind whatsoever to which the Company or any Subsidiary of the Company is a party relating to the issued or unissued capital stock or other equity interests of the Company or such Subsidiary or obligating the Company or such Subsidiary to grant, issue or sell any share of the capital stock or other equity interests of the Company or such Subsidiary, including any option to purchase Company Shares granted under the Stock Option Plan, which, for the avoidance of doubt, shall include any option the exercise price of which is subject to accretion as of immediately prior to the Closing Date.

“Order” shall have the meaning set forth in Section 3.07.

“ordinary course of business” shall mean, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Owned Company Intellectual Property” shall mean all Intellectual Property owned by the Company or any of its Subsidiaries.

“Owned Realty” shall have the meaning set forth in Section 3.14(a).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Group” shall mean the Guarantors, together with their Subsidiaries and Affiliates and any investment funds affiliated with the Guarantors.

“Parent Material Adverse Effect” shall have the meaning set forth in Section 4.01.

“Parent Plans” shall have the meaning set forth in Section 5.09(c).

“Parent Related Party” shall have the meaning set forth in Section 7.04(a).

“Parent Shares” shall mean shares of the common stock of Parent.

“Parent Termination Fee” shall have the meaning set forth in Section 7.04(a).

“Paying Agent” shall have the meaning set forth in Section 2.12(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 2.12(a).

“Per Share Merger Consideration” shall mean the quotient obtained by dividing (x) the Aggregate Purchase Price by (y) the sum of (i) the number of Company Shares issued and outstanding immediately prior to the Effective Time (excluding the Carry-Forward Share) and (ii) the aggregate number of Company Shares issuable upon the exercise in full of the Cash Out Options and Co-Invest Options outstanding immediately prior to the Effective Time.

“Permits” shall have the meaning set forth in Section 3.09(b).

“Permitted Liens” shall mean (a) mechanics’, carriers’, workmen’s, materialmen’s repairmen’s or other similar Liens arising by operation of law with respect to a liability that is not yet due and payable, (b) Liens for Taxes, assessments, or other governmental charges which are not due and payable, which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves in accordance with GAAP, (c) imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other similar matters which affect title to the property or assets of the Company or its Subsidiaries but do not, individually or in the aggregate, materially detract from the value or marketability of the property or asset to which it relates or materially impair the ability of the Company or its Subsidiaries to use or operate the property or asset to which it relates, (d) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor, sublessor or other person in title under any license or lease or in the property being licensed, leased or occupied, (e) Liens securing the obligations of the Company or its Subsidiaries under the Credit Agreements or the Debentures, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements, (g) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that do not, individually or in the aggregate, materially detract from the value or marketability of, or materially impair the ability to use or operate, the property or asset to which such zoning, building code or other land use Law relates, (h) Liens arising in the ordinary course of business under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (i) deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (j) matters disclosed by any existing title insurance policies or title reports or surveys previously made available to Parent, (k) Liens on any estate superior to the interest of the Company or any of its Subsidiaries in any leased realty, and (l) Liens arising under any joint venture, partnership or similar agreement, in each case, set forth on Schedule 3.05(c) that are entered into with respect to the Persons referred to in Section 3.05(c).

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

“Plan” shall mean each employment, consulting, compensation, commission, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change-in-control, severance or termination pay, health, disability, hospitalization or other welfare plan, program, agreement or arrangement, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any ERISA Affiliate for the benefit of any employee, former employee of, or service provider to, the Company or any of its Subsidiaries (including any beneficiary), or for which the Company, any of its Subsidiaries or any of its ERISA Affiliates has or has had any liability within the six (6) years prior to the date hereof.

“Registered Company Intellectual Property” shall have the meaning set forth in Section 3.17(a).

“Regulation S-K” shall mean Regulation S-K promulgated by the SEC under the Securities Act and the Exchange Act.

“Regulation S-X” shall mean Regulation S-X promulgated by the SEC under the Securities Act and the Exchange Act.

“Related Party Contract” shall have the meaning set forth in Section 3.08.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the environment.

“Released Person” shall have the meaning set forth in Section 8.19.

“Releasing Person” shall have the meaning set forth in Section 8.19.

“Required Financial Information” shall have the meaning set forth in Section 5.10(c).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.03(a).

“Schedules” shall mean the disclosure schedules delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 262” shall have the meaning set forth in Section 2.07(b).

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Solvent” shall have the meaning set forth in Section 4.07.

“Specified Employee Payments” shall have the meaning set forth in Section 5.09(b).

“Sponsors” shall have the meaning set forth on Schedule 1.01(k).

“Stock Option Plan” shall mean the Amended and Restated Neiman Marcus Management Equity Incentive Plan, dated March 28, 2012.

“Stockholder” shall mean Newton Holding, LLC.

“Stockholder Consent” shall mean an irrevocable written consent of the Stockholder representing not less than 90% of the outstanding Company Shares, evidencing the adoption of this Agreement and the transactions contemplated hereby with respect to such Shares held by the Stockholder.

“Stockholders’ Expenses” shall mean (without duplication) to the extent unpaid as of August 3, 2013 or incurred thereafter (but at or prior to the Closing), all (a) costs and expenses incurred by or on behalf of (x) the Company or any of its Subsidiaries or (y) any holders of Company Shares (in the case of this clause (y), solely to the extent payable by the Company or any of its Subsidiaries) in connection with, or in anticipation of, (i) the transactions contemplated by this Agreement including (A) the Bankers’ Fees, (B) the Success Fee Amount, (C) the Cash Incentive Plan Payment, and (D) all bonuses, change in control payments, success fees or similar payments payable by the Company or any of its Subsidiaries in connection with, or in anticipation of, the transactions contemplated by this Agreement (including the Specified Employee Payments and payments pursuant to The Neiman Marcus Group, Inc. Long-Term Incentive Plan but excluding any amounts payable to such employees pursuant to Section 2.12, Section 2.14(a) or Section 2.14(b) of this Agreement), (ii) the sales process involving potential acquirers and the Company that culminated in the parties hereto entering into this Agreement or (iii) the preparation of the Company Registration Statement and the proposed initial public offering contemplated thereby and (b) amounts paid or payable by the Company or any of its Subsidiaries under the Management Services Agreement (other than the Monitoring Fee (as defined in the Management Services Agreement) or pursuant to Section 5(b) of the Management Services Agreement).

“Subsidiary” of any Person shall mean any other Person of which such first Person (either alone or with any other Subsidiaries) either (a) owns securities or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or, if no such governing body exists, the ownership of a majority of the outstanding voting securities of such Person or (b) is or controls the managing member, managing director or general partner of such Person.

“Success Fee Amount” shall mean the amount set forth on Schedule 1.01(l).

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Survivor Class A Common Stock” shall mean the Class A common stock of the Surviving Corporation.

“Survivor Class B Common Stock” shall mean the Class B common stock of the Surviving Corporation.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, report, information return or other similar document required to be filed with any Governmental Authority with respect to Taxes.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other similar assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, escheat and unclaimed property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, ad valorem or other taxes that must be paid, withheld or collected, including any interest, penalties or additions attributable thereto.

“Term Loan Agreement” shall have the meaning set forth on Schedule 1.01(e).

“Term Loan Payoff Amount” shall mean the amount payable under the Debt Payoff Letter in respect of the Term Loan Agreement, which shall be not less than $2,433,000,000.

“Termination Date” shall have the meaning set forth in Section 7.02(b).

“Third-Party Intellectual Property Licenses” shall mean Contracts under which the Company or any of its Subsidiaries receive a license, sublicense or other right to use Intellectual Property from any Person other than the Company or any of its Subsidiaries, excluding (a) licenses for commercially available “off-the-shelf” software or software-as-a-service and (b) licenses ancillary to commercial Contracts (including with respect to manufacturing, supply, distribution, retail and marketing) entered into in the ordinary course of business, in each Contract under clauses (a) and (b), with an annual fee of less than $100,000.

“Top Suppliers” shall have the meaning set forth in Section 3.21.

“Total Enterprise Value” shall mean $6,000,000,000.

“Trade Restrictions” shall have the meaning set forth in Section 3.19(a).

“Transfer Taxes” shall have the meaning set forth in Section 5.11.

SECTION 1.02.                                               Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

THE MERGER

SECTION 2.01.                                               The Carry-Forward Share Purchase and Merger.

(a)         Carry-Forward Share Purchase.  Immediately prior to the Effective Time, Ares Management LLC or an Affiliate thereof shall subscribe for one Company Share (the “Carry-Forward Share”) in exchange for cash equal to $0.01, and the Company shall issue the Carry-Forward Share to such Person in exchange for such cash payment.

(b)         Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 2.02.                                               Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 at 10:00 a.m. (New York City time) on (i) the third (3rd) Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VI (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), if the Marketing Period has ended at the time of satisfaction or, to the extent permitted, waiver of such conditions, (ii) if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted, waiver of such conditions, then, subject to the continued satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VI (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), the date following the satisfaction or, to the extent permitted, waiver of such conditions that is the earliest to occur of (x) any Business Day during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (y) the third (3rd) Business Day after the final day of the Marketing Period or (iii) on such other date or at such other time or place as Parent and the Company may mutually agree in writing; provided that the Closing Date specified in any notice delivered pursuant to subclause (ii)(x) immediately above may be conditioned upon the simultaneous completion of the Debt Financing. The date on which the Closing occurs is called the “Closing Date”.

SECTION 2.03.                                               Effective Time.  On the Closing Date, substantially concurrently with the Closing, the parties hereto shall deliver to the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and any other applicable Delaware Law.  The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto may agree in writing and as is provided in the Certificate of Merger in accordance with the DGCL.  The date and time at which the Merger shall so become effective is herein referred to as the “Effective Time”.

SECTION 2.04.                                               Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and, without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of the Company and Merger Sub, all with the effect set forth in the DGCL.

SECTION 2.05.                                               Certificate of Incorporation and By-laws of the Surviving Corporation.  Subject to and without limiting Section 5.08, at the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation shall be substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively, with such changes as the Guarantors may determine that are reasonably acceptable to the Company, unless and until thereafter amended in accordance with applicable Law and the terms of this Agreement, except that the name of the Surviving Corporation shall be Neiman Marcus Group LTD Inc.

SECTION 2.06.                                               Directors and Officers.  At the Effective Time, the individuals set forth on Exhibit C shall be the directors of the Surviving Corporation, and each of the officers of the Company immediately prior to the Effective Time shall be an officer of the Surviving Corporation, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

SECTION 2.07.                                               Conversion of Company Shares.

(a)         At the Effective Time, each Company Share (other than (i) the Company Shares to be cancelled pursuant to Section 2.07(c), (ii) the Appraisal Shares (as defined below), which shall only have those rights set forth in Section 2.07(b), and (iii) the Carry-Forward Share) shall, by virtue of the Merger and without any action on the part of the Company or Merger Sub or the holders of any securities of the Company or Merger Sub, be converted into and thereafter only evidence the right to receive, without interest, an amount in cash equal to the Per Share Merger Consideration.  At the Effective Time, each such Company Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Company Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration as provided herein.

(b)         Notwithstanding anything to the contrary contained herein or otherwise, Company Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.07(a), but instead such holder shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under

Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, only the right to receive the Per Share Merger Consideration as provided in Section 2.07(a), without interest.  The Company shall serve notice to Parent as promptly as reasonably practicable of any demands for appraisal of any Company Shares, any withdrawals thereof and any other instruments served on the Company in connection therewith, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which may be given or withheld in its sole discretion), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Company Shares for which a written stockholder consent is delivered shall not be Appraisal Shares. Within ten (10) Business Days following the date of the Stockholder Consent, the Company shall deliver by any manner permitted by applicable Law the notice required pursuant to Sections 228 and 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered such Stockholder Consent and is entitled to such notice under the DGCL.

(c)          At the Effective Time, each Company Share held by Merger Sub, Parent, any direct or indirect wholly owned Subsidiary of Merger Sub or Parent or the Company, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)         At the Effective Time, the Carry-Forward Share shall, by virtue of the Merger and without any action on the part of the Company or Merger Sub or the holders of any securities of the Company or Merger Sub, be converted into and become one share of Survivor Class B Common Stock.

SECTION 2.08.                                               Company Stock Options.

(a)         As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or any committee thereof administering the Stock Option Plan), shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, and without any action on the part of any holder thereof, (i) each Option that is not a Co-Invest Option (each, a “Cash Out Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time and has an exercise price per share that is less than the Per Share Merger Consideration shall terminate, be canceled and cease to exist at the Effective Time and each holder of such Cash Out Option will only be entitled to receive from Parent or the Surviving Corporation in settlement of each such Cash Out Option the Cash Amount paid in a lump sum no later than five (5) Business Days following the Closing Date and (ii) each Option that has an exercise price per share that equals or exceeds the Per Share Merger Consideration shall terminate, be canceled and cease to exist without receiving any payment or other consideration.  “Cash Amount” shall mean, with respect to a Cash Out Option, an amount in cash equal to the net amount of the product of (i) the excess of the Per Share Merger Consideration over the exercise price per share of such Cash Out Option, multiplied by (ii) the number of shares subject to such Cash Out Option.

(b)         As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or any committee thereof administering the Stock Option Plan), shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, and without any action on the part of any holder thereof, each Co-Invest Option that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, accelerate and become fully vested, cease to represent a right to acquire Company Shares and, subject to the terms and conditions hereof, be eligible to be assumed by Parent (together with the award agreement evidencing the grant thereunder).  Parent shall assume all such Co-Invest Options as of the Effective Time and convert each such Co-Invest Option as of the Effective Time into an option to purchase Parent Shares (i) in an amount equal to the product (rounded down to the nearest whole share) of (A) the number of Company Shares subject to such Co-Invest Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio and (ii) with a per share exercise price equal to the quotient (rounded up to the nearest whole cent) of (A) the exercise price per Company Share at which such Co-Invest Option was exercisable immediately prior to the Effective Time, divided by (B) the Exchange Ratio. It is intended that such conversion satisfy the requirements of Section 409A of the Code.  After the Effective Time, the Co-Invest Options will otherwise continue to be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to them immediately prior to the Effective Time, and such additional terms and conditions as the Surviving Corporation and the holders of the Co-Invest Options may agree and as are permitted under the requirements of Section 409A of the Code.  Following the Effective Time, the Surviving Corporation will issue the holders of Co-Invest Options new award agreements reflecting the conversion described in this Section 2.08(b).

SECTION 2.09.                                               Conversion of Limited Liability Company Interests of Merger Sub.  At the Effective Time, each limited liability company interest of Merger Sub outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and thereafter evidence in the aggregate one share of Survivor Class A Common Stock (and the share of Survivor Class A Common Stock into which such interests of Merger Sub are so converted, along with the share of Survivor Class B Common Stock into which the Carry-Forward Share is converted, shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).  As of the Effective Time, the limited liability company interests of Merger Sub shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

SECTION 2.10.                                               Withholding Taxes.  Parent, Merger Sub, Paying Agent or the Surviving Corporation (and their respective agents), as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to holders of Company Shares or Options such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or Options in respect of which such deduction or withholding was made.

SECTION 2.11.                                               Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amounts payable under this Agreement in respect of the Company Shares and the Options shall be equitably adjusted to reflect such change, as may be mutually agreed upon by Parent and the Company; provided that in no event shall the aggregate amount payable by Parent pursuant to Section 2.14 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.14 had such event not occurred.

SECTION 2.12.                                               Exchange Procedures.

(a)         Appointment of Paying Agent.  A paying agent selected by Parent and reasonably acceptable to the Company, shall act, at Parent’s expense, as paying agent (the “Paying Agent”) in effecting the exchanges provided for herein.  As promptly as practicable after the date hereof, but in any event within ten (10) Business Days after the date hereof, Parent, the Company and the Paying Agent shall enter into a paying agent agreement, which paying agent agreement shall not contain any provisions relating to the payments to the holders of the Company Shares that are not contemplated by this Agreement, other than customary mechanical provisions (the “Paying Agent Agreement”).

(b)         Letter of Transmittal.  As promptly as practicable after entering into the Paying Agent Agreement, but in any event within five (5) Business Days after the date thereof, Parent and the Company will develop and finalize a form of letter of transmittal customary and reasonably acceptable to the Company (the “Letter of Transmittal”).  The Letter of Transmittal shall (i) contain a release and discharge of the Company and its Subsidiaries substantially in the form set forth on Exhibit D and (ii) not contain any conditions to the payment of any portion of the Per Share Merger Consideration or any other provisions relating to the payments to the holders of the Company Shares that are not contemplated by this Agreement, other than customary mechanical provisions or as agreed to by the Company in writing prior to the Closing.  As promptly as practicable after finalizing such Letter of Transmittal, but in any event by the third (3rd) Business Day following the date thereof, the Paying Agent shall mail a Letter of Transmittal to each holder of Company Shares on the date thereof and from time to time thereafter as requested by Parent or the Company.

(c)          Payment for Company Shares.  The amount specified in Section 2.14(a) shall be paid by Parent at the Closing to the Paying Agent, by wire transfer of immediately available funds to the account (or accounts) specified by the Paying Agent in writing no later than two (2) Business Days prior to the Closing Date, for disbursement as provided for herein; provided, that (i) to the extent that holders of Company Shares (other than the Carry-Forward Share) provide certificates representing such Company Shares (“Certificates”) and completed Letters of Transmittal to Parent or the Company at least two (2) Business Days prior to the Closing Date, then the Per Share Merger Consideration payable with respect to such Company Shares shall be paid by Parent at the Closing to such holder by wire transfer of immediately available funds; and (ii) no gains or losses on the funds deposited with the Paying Agent shall affect the Per Share Merger Consideration payable to such holders of Company Shares and following any losses that result in the amount of such funds being insufficient to pay the portion of the aggregate Per Share Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying

Agent for the benefit of the former stockholders of the Company to the extent of any insufficiency.  After the Effective Time, upon surrender of such Certificates to the Paying Agent, together with the completed Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificates shall be entitled to receive from the Paying Agent, in exchange therefor, the Per Share Merger Consideration for such Company Shares as contemplated by this Agreement.  In the event of a transfer of ownership of any Company Shares (other than the Carry-Forward Share) that is not registered in the transfer records of the Company, the Paying Agent shall pay the Per Share Merger Consideration in respect of such Company Shares to the transferee if such transferee presents to the Paying Agent the applicable Certificate properly endorsed or otherwise in proper form for transfer and such other documents reasonably required to evidence and effect such transfer and reasonable evidence that any applicable stock transfer Taxes have been paid.

(d)         Unclaimed Merger Consideration.  At any time following the expiration of one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of the Company Shares. Thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat or similar Laws) and only as general creditors thereof for payment of their claim for the Per Share Merger Consideration, without any interest thereon.  None of the Company, the Surviving Corporation, Parent, any Affiliate of the foregoing or any other Person shall be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  If any Certificates shall not have been properly surrendered immediately prior to the date on which the aggregate amount of the Per Share Merger Consideration payment with respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such payment with respect to such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto or any other holder of the Company Shares.

(e)          Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed that is acceptable to the Paying Agent and, if required by the Company or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Company or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof pursuant to this Agreement.

SECTION 2.13.                                               Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged as provided for in Section 2.07(a) and Section 2.12(c).

SECTION 2.14.                                               Payment of Merger Consideration.  At the Closing, Parent will make (or cause to be made) the following payments:

(a)         Payment of Company Shares.  To the Paying Agent, by wire transfer of immediately available funds (to the account or accounts designated in writing by the Paying Agent no later than two (2) Business Days prior to the Closing Date) an amount equal to the aggregate Per Share Merger Consideration, minus any amounts payable directly to holders of Company Shares at the Closing as provided in Section 2.12(c).

(b)         Cash Out Options.  To the Company, by wire transfer of immediately available funds (to the account or accounts designated in writing by the Company no later than two (2) Business Days prior to the Closing Date), the aggregate amount which is payable at the Closing in respect of the Cash Out Options as provided in Section 2.08(a).  The Surviving Corporation shall deliver to each holder of an Cash Out Option the amount to which such holder is entitled as provided in Section 2.08(a) as promptly as practicable after the Effective Time (but in no event later than the close of business on the fifth (5th) Business Day immediately succeeding the Closing Date).

(c)          Debt Payoff.  On behalf of the Surviving Corporation, the amounts payable under the Debt Payoff Letter (the “Debt Payoff Amount”), by wire transfer of immediately available funds to the account or accounts designated in the Debt Payoff Letter in order to terminate all applicable obligations and liabilities of the Company and its Subsidiaries under the Credit Agreements.

(d)         Payment of Stockholders’ Expenses.  On behalf of the Surviving Corporation, all unpaid Stockholders’ Expenses (including the Bankers’ Fees and the Success Fee Amount, but excluding the Cash Incentive Plan Payment, which will be paid as provided in Section 5.09(b)) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company no later than two (2) Business Days prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Schedules, (ii) the August 3rd Financial Statements, or (iii) the Company SEC Documents filed with, or furnished to, the SEC prior to the date of this Agreement (other than any risk factor disclosures contained in the “Risk Factors” section thereof, sections relating to forward-looking statements and any other disclosures that constitute predictive, cautionary or forward-looking statements), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01.                                               Organization and Qualification.

(a)         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted.  The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)         Each Subsidiary of the Company set forth on Schedule 3.01(b) (each, a “Material Subsidiary”) (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted and (iii) is duly qualified and in good standing to do business as a foreign corporation, partnership or limited liability company in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect.  Other than the Material Subsidiaries, no Subsidiary of the Company (individually, or together with any other Subsidiaries of the Company) is (i) a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X or (ii) otherwise material to the Company.

(c)          The Company has heretofore furnished or otherwise made available to Parent true and complete copies of the certificate of incorporation and by-laws of the Company, as currently in effect.

SECTION 3.02.                                               Authority/Binding Effect.  The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval (as defined below), to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of the Company is required to authorize the execution, delivery and performance hereof by the Company, and the consummation of the transactions contemplated hereby, except for (i) obtaining the affirmative vote or consent of the holders of a majority of the issued and outstanding Company Shares approving the Merger and adopting this Agreement (the “Company Stockholder Approval”) and (ii) filing the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 3.03.                                               Company SEC Documents; Financial Statements.

(a)         Each of the Company and OpCo has filed with, or furnished to, the SEC all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act or the Exchange Act since July 30, 2011 (collectively with any amendments thereto, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company

SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such final amendment) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         The Company has made available to Parent copies of all comment letters to the Company SEC Documents not available on EDGAR as of the date of this Agreement.  As of the date hereof, (i) there are no outstanding or unresolved comments received by the Company or any of its Subsidiaries from the SEC with respect to any of the Company SEC Documents and (ii) neither the Company nor any of its Subsidiaries has received any written notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review by the SEC.

(c)          The consolidated financial statements of the Company (including the related notes) included in the Company SEC Documents (if amended prior to the date hereof, as of the date of such last amendment) and the August 3rd Financial Statements (collectively, the “Financial Statements”) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated therein or in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries, for the respective periods set forth therein (subject, in the case of unaudited quarterly financials, to normal year-end adjustments).

(d)         As of (i) the date of this Agreement, the outstanding principal amount and accrued but unpaid interest under (A) the Term Loan Agreement is $2,434,177,496, (B) the ABL Credit Agreement is $145,090,833, (C) the Debentures is $127,498,698 and (D) Indebtedness for borrowed money of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreements or with respect to the Debentures) is $0 and (ii) the close of business on September 6, 2013, the Company and its Subsidiaries had at least $52,000,000 in cash and cash equivalents, calculated in accordance with GAAP, consistently applied.  The aggregate amount of accrued and unpaid Stockholders’ Expenses as reflected in the August 3rd Financial Statements was $16,920,682.  From August 3, 2013 through the date of this Agreement, neither the Company nor any of its Subsidiaries (i) has failed to make or delayed payment of accounts payable in any material respect, other than, in each case, in the ordinary course of business or (ii) declared, set aside or paid any dividend or other distribution in respect of, or repurchased or redeemed, any shares of capital stock, Options or equity interests of, the Company or any of its Subsidiaries.

SECTION 3.04.                                               Absence of Certain Changes or Events.  Since August 3, 2013, (i) except for the transactions contemplated hereby or as set forth on Schedule 3.04, through the date of this Agreement, (A) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and (B) none of the Company or any of its Subsidiaries has taken any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to Section 5.01(a) - (e), (g) - (k), (m), (p), (q) or solely to the extent relating to any of the foregoing, (t) of this Agreement and (ii) there has not occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05.                                               Ownership of Stock/Capitalization.

(a)         The total number of shares of capital stock of all classes which the Company has the authority to issue is 5,000,000, which are classified as follows:  4,000,000 shares of Common Stock, $0.01 par value per share; and 1,000,000 shares of Preferred Stock, $0.01 par value per share.  Of such authorized shares, as of the date hereof, a total of 1,019,728.4917 shares of Common Stock are issued and outstanding. No shares of Preferred Stock are issued and outstanding.  All of the Company Shares issued and outstanding have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive or subscription rights, rights of first refusal or similar rights (collectively “Company Rights”).  As of the date hereof, other than with respect to the Carry-Forward Share, Options to purchase 101,794.79812 Company Shares are outstanding and all such Options were issued under the Stock Option Plan.

(b)         Each share of capital stock, limited liability company interest or other equity interest of each Subsidiary of the Company issued and outstanding has been duly authorized and validly issued, is, to the extent applicable, fully paid and nonassessable, and has not been issued in violation of, and is not subject to, any preemptive or subscription rights, rights of first refusal or other Company Rights.

(c)          The Company, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of one hundred percent (100%) of the equity interests of each of its Subsidiaries, in each case free and clear of all Liens (other than Permitted Liens).

(d)         Except for the Options issued pursuant to the Stock Option Plan, as set forth on Schedule 3.05(d) and as otherwise described in Section 3.05(a), (i) there are no outstanding (A) securities or shares of capital stock of, or other equity interests in, the Company, (B) securities convertible into, or exercisable or exchangeable for shares of, capital stock or other equity interests of the Company or any of its Subsidiaries, as applicable, or (C) Options, Company Rights or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any such Subsidiary to issue, transfer or sell any capital stock or other equity interest in the Company or any Subsidiary or securities or rights set forth in clause (A) or (B) above, as applicable and (ii) there is no obligation of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any securities or shares of the capital stock or other equity interests of the Company or any of its Subsidiaries, or (B) other than in connection with the Credit Agreements, the Debentures or pursuant to any other Contract or arrangement among or between the Company and one or more of its Subsidiaries or among or between its Subsidiaries, provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, the Company or any of its Subsidiaries.  Prior to the date of this Agreement, the Company has provided to Parent a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date hereof, holds any Option, together with the number of Company Shares subject to each such Option, the exercise price per share, the grant date and vesting schedule and the expiration date of each such Option.

(e)          Except as set forth on Schedule 3.05(e), there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock or other equity interests of the Company or any Subsidiary.  Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the stockholders or other equity holders of the Company or any such Subsidiary on any matter.

SECTION 3.06.                                               Consents and Approvals/No Violation.

(a)         The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company will not, require the Company or any of its Subsidiaries to obtain any consent, approval, authorization, certification or permit of, or to make any filing with or notification to (“Consents”), any supranational, federal, state or local court, legislature, executive or regulatory authority, agency or commission, or other governmental or self-regulatory entity, authority or instrumentality, whether supranational, domestic or foreign (“Governmental Authority”), except (i) for compliance with the applicable requirements, if any, of the HSR Act, (ii) for compliance with the Securities Act and the Exchange Act, (iii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) for Consents that may be required solely by reason of Parent’s or Merger Sub’s participation in the transactions contemplated hereby (which Consents shall be solely the responsibility of Parent and Merger Sub) and (v) for those Consents, the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

(b)         The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate the certificate of incorporation or by-laws or other comparable organizational documents of any Subsidiary of the Company, (iii) assuming compliance with the matters referred to in Section 3.06(a), conflict with or violate any Law, Permit or Order applicable to the Company or any of its Subsidiaries or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or result in a Lien (other than Permitted Liens or Liens incurred in connection with the Debt Financing) upon any of the properties of the Company or any of its Subsidiaries, or give rise to any right of consent, termination, cancelation or acceleration of any obligation or loss of a benefit under, or increase of rights or entitlements of any Person under, any Contract or Lease to which the Company or any of its Subsidiaries is a party, except (x) in each case, as set forth on Schedule 3.06(b), and (y) in the case of clauses (iii) and (iv) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.                                               Absence of Litigation.  Except as set forth on Schedule 3.07, as of the date hereof, (i) there is no demand, claim, action, arbitration, mediation, suit, proceeding or investigation, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority (“Litigation”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which, if adversely determined, would result in a liability to, or injunctive relief against, the Company or any of its Material Subsidiaries, that would be material to the Company and its Material Subsidiaries, taken as a whole, and (ii) neither the Company nor any of its Subsidiaries is a party to or subject to, or in default under, any judgment, order or decree of any Governmental Authority (“Order”) to which the Company or any such Subsidiary is a party or to which the Company or any such Subsidiary is subject that would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08.                                               Affiliate Transactions.  As of the date hereof, no (a) present officer or director of the Company or any of its Subsidiaries or any Person who beneficially owns five percent (5%) or more of the Company Shares, (b) Affiliate, director, officer or employee of any Person identified in clause (a), or (c) immediate family members of any Person identified in clause (a) or (b), (x) is a party to any Contract with or binding upon the Company or any of its Subsidiaries (a “Related Party Contract”), other than in the ordinary course of business, in arms-length transactions, as (x) a vendor of the Company or any of Subsidiaries for which the aggregate payments by the Company or any of its Subsidiaries to such vendor did not exceed $5,000,000 for the twelve (12) month period ended August 3, 2013 or (y) a customer of the Company or any of its Subsidiaries, (y) has any material interest in any material property owned by the Company or any of its Subsidiaries or (z) has engaged in any transaction with the Company or any of its Subsidiaries within the last twelve (12) months, in the case of this clause (z), that is of the type that would be required to be disclosed under Item 404 of Regulation S-K.

SECTION 3.09.                                               Permits/Compliance with Laws.

(a)         Except as set forth on Schedule 3.09 or as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Permits (as defined below) and all Laws applicable to the conduct of the business of the Company or any such Subsidiary.

(b)         Except as set forth on Schedule 3.09 or as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and its Subsidiaries possess all registrations, licenses, exemptions, authorizations, certifications, approvals, consents and permits of Governmental Authorities (collectively, the “Permits”) required under applicable Laws to carry on their respective businesses as currently being conducted.  This Section 3.09 does not relate to Permits required under (i) Environmental Laws, which are governed exclusively by Section 3.13 or (ii) Tax Laws, which are governed exclusively by Section 3.18.

SECTION 3.10.                                               No Undisclosed Liabilities.  Except (i) as reflected or reserved against in the Financial Statements (including the notes thereto), (ii) as set forth on Schedule 3.10, (iii) for liabilities incurred in the ordinary course of business since August 3, 2013, (iv) for liabilities incurred under, or contemplated by, this Agreement or (v) future performance obligations arising in the ordinary course of business under any Contract, there are no liabilities (whether accrued, absolute, contingent or otherwise) of the Company or any of its Material Subsidiaries that would be material to the Company and its Material Subsidiaries, taken as a whole.

SECTION 3.11.                                               Employee Benefit Plans/ERISA.

(a)         Schedule 3.11(a) sets forth a true and complete list, as of the date of this Agreement, of each material Plan.  With respect to each material Plan, the Company has made available to Parent true and complete copies of each of the following documents, as applicable:  (i) a copy of the Plan (including all amendments thereto), (ii) a copy of the past three (3) annual reports, financial statements and actuarial reports, if any, (iii) a copy of the most recent Summary Plan Description, if any, required under ERISA and any subsequent summary of material modifications, (iv) if the Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto), (v) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service, and (vi) all material written communications to or from any Governmental Authority for the past three years.

(b)         (i) No Plan is, or was during the past six years, subject to Section 302 or Title IV of ERISA; (ii) no Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; and (iii) no Plan is a “multiple employer plan” as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code.

(c)          Each Plan was established and has been operated and administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code, except for such instances that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(d)         Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter to the effect that it is so qualified and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to affect such qualification.

(e)          As of the date hereof, there is no pending or, to the knowledge of the Company, threatened Litigation or audit by any Governmental Authority with respect to any Plan, by any employee or beneficiary covered under any Plan or otherwise involving any Plan, which if adversely determined would reasonably be expected to have a Material Adverse Effect.

(f)           Except as set forth in this Agreement or as set forth on Schedule 3.11(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former director, officer or employee of the Company or any of its Subsidiaries to severance pay or any other payment from the Company or any such Subsidiary, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any such director, officer or employee or (iii) cause there to be a reportable event pursuant to Section 4043 of ERISA.  Except as set forth on Schedule 3.11(f), there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.  As of the Closing Date, no amounts payable under the Plans or otherwise will fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G, other than with respect to any “disqualified individual” (as defined in Section 280G(c) of the Code) who fails to waive his or her rights to receive “parachute payments” (as defined in Section 280G(b)(2) of the Code) in accordance with the requirements of the stockholder vote contemplated under Section 5.09(e) hereof.

(g)          No claim for material Taxes under Chapter 43 of Subtitle D of the Code or Section 5000 of the Code, or for material penalties under ERISA Section 502(c), 502(i) or 502(l) has been asserted against the Company or any of its Subsidiaries or ERISA Affiliates and, to the knowledge of the Company, there is no basis for any such claim.  Except as reflected on the Financial Statements, no Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or any of its Subsidiaries, other than pursuant to Section 4980B of the Code or any similar state Law.

(h)         With respect to The Neiman Marcus Group, Inc. Retirement Plan (the “Pension Plan”): (i) there is no accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived and (ii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred for which the 30-day notice requirement has not been waived.

SECTION 3.12.                                               Material Contracts.  Schedule 3.12 sets forth a list of all Material Contracts as of the date hereof.  As used in this Agreement, “Material Contracts” means all of the following types of Contracts to which the Company or any of its Subsidiaries is bound as of the date hereof (other than Excluded Contracts):

(a)         any Contract filed, or that would be required to be filed, by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(b)         any Contract that contains a covenant that restricts, to a degree that is material, the Company or any of its Subsidiaries (or that, following the Merger, would restrict, to a degree that is material, the ability of the Surviving Corporation or any of its Affiliates) from operating in any line of business, in any geographic location or from competing with any Person, except for any such Contract that may be canceled without any payment by (or other obligation of or liability to) the Company or any such Subsidiary upon notice of sixty (60) or fewer days;

(c)          any Contract that creates, governs or controls any joint venture, partnership or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(d)         any indenture, loan or credit agreement or other Contract relating to Indebtedness for borrowed money or the deferred purchase price of property and having an outstanding amount in excess of $10,000,000 (other than any such Contract among the Company and one or more of its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company);

(e)          any Contract that by its terms (i) is not cancelable by the Company or any of its Subsidiaries on notice of sixty (60) or fewer days without payment by (or other obligation of or liability to) the Company or any such Subsidiary and (ii) provides for aggregate annual payments by or to the Company or any such Subsidiary in excess of $10,000,000 (other than this Agreement and the Credit Agreements and any Contract that provides for the acquisition of inventory or equipment in the ordinary course of business);

(f)           any Contract for the sale or license of any of the assets of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $5,000,000 (other than any Contract (i) that provides for the sale or disposition of inventory or equipment in the ordinary course of business or (ii) that is among the Company and one or more of its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company);

(g)          any Contract pursuant to which the Company or any of its Subsidiaries has (x) continuing indemnification obligations or (y) any “earn-out” or similar contingent payment obligations, in the case of each of clauses (x) and (y), that would reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $10,000,000 (other than any Contract that provides for the acquisition of inventory in the ordinary course of business); and

(h)         any material (i) Contract that is with a Top Supplier or (ii) Contract pursuant to which the Company or any of its Material Subsidiaries grants most favored customer terms or pricing provisions or exclusive rights, rights of first refusal or first negotiation or other similar rights.

Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or a Subsidiary of the Company, as applicable, enforceable against the Company or such Subsidiary in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is, or has received any notice as of the date hereof that it or any other party is, in default under any Material Contract or the other party thereto intends to cancel or terminate such Contract, and (ii) to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any Material Contract.

SECTION 3.13.                                               Environmental Matters.

(a)         Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all material Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

(b)         As of the date hereof, (i) there is no Litigation pursuant to any Environmental Law pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries is a party to or subject to, or in default under, any Order issued pursuant to an Environmental Law that would reasonably be expected to have a Material Adverse Effect.

(c)          As of the date hereof, neither the Company nor any of its Subsidiaries has received any written information request or written notice of potential liability under the Comprehensive Environmental Response, Compensation and Liability Act or any similar Environmental Law that would reasonably be expected to have a Material Adverse Effect.

(d)         Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, there has been no Release and there are no Hazardous Materials present in the environment associated with, in or under the Owned Realty, the Facilities or any facilities or real property formerly owned, leased or operated by the Company, any of its Subsidiaries or their respective predecessors-in-interest that require investigation, remediation, monitoring or corrective action by the Company or any of its Subsidiaries pursuant to any applicable Environmental Law.

(e)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.13(a) through Section 3.13(d) constitute the sole and exclusive representations and warranties of the Company relating to compliance with Environmental Laws.

SECTION 3.14.                                               Real Property.

(a)         Schedule 3.14(a) sets forth a list of all real property owned by the Company and its Subsidiaries (the “Owned Realty”).

(b)         To the Company’s knowledge, the Company or one of its Subsidiaries has good and marketable fee title to the Owned Realty and good leasehold title to its leased property under the Leases, in each case, free and clear of any and all Liens, except for Permitted Liens.

(c)          Schedule 3.14(c) sets forth a list of all Material Leases (such leases, together with any other leases, subleases and similar agreements under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, occupant, lessee or lessor, the “Leases”).  Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, each Lease is in full force and effect and is the valid and binding obligation of each party thereto in accordance with its terms.  Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, there is not under any Lease any material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (nor has the Company or any of its Subsidiaries received written notice of any default under any Lease) and, to the knowledge of the Company, no facts or circumstances exist that, with the giving of notice or passing of time or both, would constitute such a default.  To the knowledge of the Company, no landlord under any Material Lease holds any special early termination rights.

(d)         Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of the Bergdorf Lease. The Bergdorf Lease is in full force and effect and is a valid and binding obligation of each party thereto in accordance with its terms, there is not any material default thereunder by OpCo or, to the knowledge of the Company, any other party thereto (nor has the Company or any of its Subsidiaries received written notice of any default thereunder) and, to the knowledge of the Company, no facts or circumstances exist that, with the giving of notice or passing of time or both, would constitute such a default.  Neither the Company nor any of its Subsidiaries (other than OpCo) is a party to or has any obligation under the Bergdorf Lease.

SECTION 3.15.                                               Labor Matters.

(a)         Except as set forth on Schedule 3.15(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with any labor organization or employee association (collectively, “Collective Bargaining Agreements”).

(b)         As of the date hereof, no grievance or arbitration proceeding arising out of or under any Collective Bargaining Agreement is pending, and, to the knowledge of the Company, no such grievance or arbitration proceeding is threatened which if adversely determined would reasonably be expected to have a Material Adverse Effect.

(c)          As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material (i) labor dispute between the Company or any of its Subsidiaries and any labor organization, or any material strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of the Company or any such Subsidiary or affecting the Company or any such Subsidiary or (ii) union organizing, or election activity involving, any employee of the Company or any of its Subsidiaries.

(d)         Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, conditions of employment, worker classification, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”), except for such instances of noncompliance which have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e)          Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is, or has received any notice as of the date hereof that it or any other party is, in default under any Collective Bargaining Agreement, and (ii) to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any Collective Bargaining Agreement.

(f)           Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.15(a) through Section 3.15(e) constitute the sole and exclusive representations and warranties of the Company relating to compliance with Labor Laws.

SECTION 3.16.                                               Insurance.  Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, as of the date hereof, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect, (ii) no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect of any such material insurance policy and (iii) all premiums due on such material insurance policies have been paid.

SECTION 3.17.                                               Intellectual Property.

(a)         Schedule 3.17(a) contains a true and complete list of all Owned Company Intellectual Property that is registered, issued or applied for with a Governmental Authority, or other registrar (the “Registered Company Intellectual Property”).

(b)         Schedule 3.17(b) separately contains a true and complete list of (i) all material Third-Party Intellectual Property Licenses and (ii) all material Contracts under which the Company or any of its Subsidiaries has licensed to other Persons (other than the Company or its Subsidiaries) the right to use any of the Company Intellectual Property (collectively, “Intellectual Property Agreements”).  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person that is a party thereto is in breach of any of the agreements set forth on Schedule 3.17(b), except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c)          To the knowledge of the Company, the Registered Company Intellectual Property is valid, enforceable and subsisting. Each of the Company and its Subsidiaries (i) has used its reasonable best efforts to maintain and protect the Owned Company Intellectual Property and (ii) has secured from all consultants, employees and independent contractors who would have ownership rights in any Intellectual Property developed by or on behalf of the Company or any of its Subsidiaries, assignment to the Company or any of its Subsidiaries of all such third party’s rights in and to such Intellectual Property that the Company or its Subsidiaries do not own by operation of Law, except in each of (i) and (ii), where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(d)         Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i)                                     each of the Company and its Subsidiaries either exclusively owns or has a right to use all of the Company Intellectual Property currently used by such Person, free and clear of all Liens, other than Permitted Liens; and

(ii)                                  to the knowledge of the Company, no Person is infringing any Owned Company Intellectual Property.

(e)          To the knowledge of the Company, the use of the Company Intellectual Property in the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property of any Person, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.  As of the date hereof, there is no pending or, to the knowledge of the Company, threatened Litigation to which the Company or any of its Subsidiaries is a party asserting in writing that the Company’s or any of its Subsidiaries’ use of any Company Intellectual Property in the businesses of the Company and its Subsidiaries infringes upon, misappropriates or violates the Intellectual Property of any

Person, which if adversely determined would reasonably be expected to have a Material Adverse Effect.

(f)           Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.03, Section 3.04, Section 3.09, Section 3.10 and Section 3.17(a) through Section 3.17(e) constitute the sole and exclusive representations and warranties of the Company relating to Intellectual Property matters, excluding Intellectual Property Agreements.

SECTION 3.18.                                               Taxes.

(a)         Each of the Company and its Subsidiaries has (i) timely filed or caused to be filed with the appropriate Governmental Authorities all material Tax Returns required to be filed by it (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid (and withheld and remitted) all material amounts due in respect of Taxes (whether or not shown as due on any Tax Returns) to the appropriate Governmental Authority, except to the extent such amounts are being contested in good faith and have been adequately provided for in accordance with GAAP.

(b)         Except as set forth on Schedule 3.18(b), there are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries.

(c)          As of the date hereof, except as set forth on Schedule 3.18(c), to the knowledge of the Company, (i) no federal, state, local or foreign audits or Litigation have been commenced or are presently pending with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries for which the Company or its Subsidiaries has not made adequate provisions in the Financial Statements (in accordance with GAAP), and (ii) no written notification has been received by the Company or any of its Subsidiaries that such an audit or Litigation has been proposed or threatened.

(d)         The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by, or has any obligation under, any Tax sharing or allocation agreement with respect to any material amount of Taxes (which agreements shall not include, for the avoidance of doubt, Leases, Credit Agreements, employment Contracts or Contracts disclosed on Schedule 3.18(d)), (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Laws), other than as a result of being included in a consolidated, combined, unitary or similar filings of a group of entities of which the Company was the common parent, (iii) is bound by any closing or similar agreement relating to Taxes, or (iv) to the knowledge of the Company, has been a beneficiary of, or participated in, any “reportable transaction” described in Treasury Regulations Section 1.6011-4(b) that was, or, to the knowledge of the Company will be, required to be disclosed under Treasury Regulations Section 1.6011-4.

(e)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or be required to exclude any material item of deduction or loss from, any period ending after the Closing Date, in each case to the extent resulting from any of the following occurrences or events effective prior to the Closing Date: (i) change in accounting method made prior to the Closing Date, (ii) deferred intercompany transactions, (iii) excess loss accounts or (iv) installment transactions.

(f)           Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.03, Section 3.04, Section 3.11 and Section 3.18(a) through Section 3.18(e) constitute the sole and exclusive representations and warranties of the Company relating to any Taxes or Tax Returns.

SECTION 3.19.                                               Anti-Corruption Matters.

(a)         During the five (5) years preceding the date hereof, neither the Company nor any of its Subsidiaries has been (i) in material violation of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) or any similar anti-bribery law or regulations applicable to the Company or any of its Subsidiaries (collectively, the “Anticorruption Laws”) or (ii) in material violation of, or operated in material noncompliance with, any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable domestic or foreign Laws and regulations (collectively, the “Trade Restrictions”).

(b)         The Company has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws and the Trade Restrictions, including controls and procedures designed to ensure that the agents and representatives of the Company and each of its Subsidiaries do not make payments in violation of the Anticorruption Laws or the Trade Restrictions.

(c)          Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.19(a) and Section 3.19(b) constitute the sole and exclusive representations and warranties of the Company relating to compliance with the FCPA, Anticorruption Laws and Trade Restrictions.

SECTION 3.20.                                               Brokers.  Except as set forth on Schedule 3.20, no investment banker, broker, finder or similar Person retained by or authorized to act on behalf of the Company or any of its Subsidiaries is entitled to receive any commission, brokerage, finder’s fee or other similar compensation or payments from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 3.21.                                               Suppliers.  Schedule 3.21 lists the ten (10) largest suppliers of merchandise (the “Top Suppliers”) to the Company and its Subsidiaries (on a consolidated basis) in terms of aggregate total purchases for the twelve (12) month period ended August 3, 2013.  From August 3, 2013 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has been engaged in any material dispute with any Top Supplier and (ii) there has been no material change in the payment or pricing terms (excluding routine changes in prices made in the ordinary course of business) or structure (including any increase in the distribution of merchandise to the Company or any of its Subsidiaries on a concession basis).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

SECTION 4.01.                                               Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is currently being conducted.  Each of Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to, individually or in the aggregate, (i) have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or (ii) cause a material delay in the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (clauses (i) and (ii) collectively, a “Parent Material Adverse Effect”).

SECTION 4.02.                                               Authority/Binding Effect.  Each of Parent and Merger Sub has all requisite corporate or similar power and corporate or limited liability company authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate or similar action on the part of Parent or Merger Sub, as the case may be, and no other action, corporate or otherwise, on the part of Parent or Merger Sub or their respective equityholders is required to authorize the execution, delivery and performance hereof by Parent or Merger Sub, and the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement has been duly authorized, executed and delivered by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 4.03.                                               Consents and Approvals/No Violation.

(a)         The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not, require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with the applicable requirements, if any, of the HSR Act and (iii) those Consents, the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.

(b)         The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organization and governing documents) of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03(a), conflict with or violate any Law, Permit or Order applicable to Parent or Merger Sub or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default), result in the imposition of any Lien (other than Permitted Liens) upon any of the properties of Parent or Merger Sub, or give rise to any right of consent, termination, cancelation or acceleration of any obligation or loss of a benefit under, or to any increase in rights or entitlements of any Person, any Contract to or by which Parent or Merger Sub is a party or is bound, except in the case of clauses (ii) or (iii) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04.                                               Absence of Litigation.  As of the date hereof, (a) there is no Litigation pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub which, if adversely determined, would reasonably be expected to have a Parent Material Adverse Effect and (b) neither Parent nor Merger Sub is a party to or subject to, or in default under, any Order that would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05.                                               Financing.

(a)         Parent has delivered to the Company, prior to the execution of this Agreement, true and complete copies of (i) the executed equity commitment letters, each dated as of September 9, 2013, by and between Parent and each of the Guarantors (together with all exhibits, schedules and annexes thereto, the “Equity Commitments”), pursuant to which the Guarantors have committed to invest in Parent, subject to the terms and conditions set forth therein, in cash the respective amounts set forth therein (the “Equity Financing”) and (ii) the executed debt commitment letter, dated as of September 9, 2013, by and among Merger Sub and Credit Suisse AG, Credit Suisse Securities (USA) LLC, Royal Bank of Canada, RBC Capital Markets, LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (collectively, the “Lenders”) (together with all exhibits, annexes and schedules thereto, the “Debt Commitment” and, together with the Equity Commitments, the “Financing Commitments”), pursuant to which the Lenders have agreed to lend, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”) and the executed engagement letter and fee letter (the “Fee Letter”) associated therewith (provided, that the fee amounts, pricing caps and other economic terms set forth in the Fee Letter, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, may be redacted).  Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and will pay in full any such additional amounts due on or before the Closing Date.  Assuming (i) the Financing is funded in accordance with the Financing Commitments and (ii) the satisfaction of the conditions set forth in Sections 6.01 and 6.02, on the Closing Date, the net proceeds contemplated by the Financing Commitments will in the aggregate be sufficient for Parent and the Surviving Corporation to pay the Aggregate Purchase Price (less the Aggregate Option Exercise Price), any repayment or refinancing of Indebtedness contemplated by this Agreement (including the Debt Payoff Amount) or the Financing Commitments, any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses of Parent and Merger Sub.  The Financing Commitments are, as of the date hereof, (x) legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the knowledge of Parent (except with respect to the Equity Commitments), each of the other parties thereto, (y) enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable, and, to the knowledge of Parent (except with respect to the Equity Commitments), each of the other parties thereto and (z) in full force and effect, except, in each case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership and other similar Laws of general application affecting enforcement of creditors’ rights generally or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  As of the date hereof, (i) none of the Financing Commitments have been amended, restated, supplemented or otherwise modified, or compliance with any of the terms thereof waived, and (ii) no such amendment, restatement, supplement, modification or waiver is contemplated.  As of the date hereof, (i) none of the respective obligations and commitments contained in the Financing Commitments have been withdrawn, terminated or rescinded in any respect, and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated and (ii) no event has occurred which (with or without notice or lapse of time, or both) would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto under the Financing Commitments and Parent has no reason to believe that it or any of the other parties to the Financing Commitments will be unable to satisfy on a timely basis any of the terms or conditions of the Financing Commitments required to be satisfied by it or such other party, that the conditions to the Financing contemplated by the Financing Commitments will not otherwise be satisfied or that the full amount of the Financing will not be available at the Closing.  There are no conditions or other contingencies related to funding of the full amount of the Financing other than those expressly set forth in the Financing Commitments delivered to the Company prior to the execution and delivery of this Agreement.  There are not and there are not contemplated to be any side letters or other Contracts or arrangements related to the Financing Commitments other than as expressly contained in the Financing Commitments and the Fee Letter delivered to the Company prior to the execution and delivery of this Agreement.

(b)         In no event shall the receipt or availability of any funds or financing (including the Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder, it being understood that nothing in this Section 4.05(b) is intended to limit (i) the provisions of this Agreement relating to the Marketing Period or (ii) any condition contained in Section 6.01 or 6.02.

SECTION 4.06.                                               Guarantees.  Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of each Guarantee.

Each Guarantee is in full force and effect and is a legal, valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and, to the knowledge of Parent, no event has occurred which (with or without notice or lapse of time, or both) would reasonably be expected to constitute a default on the part of any Guarantor under its respective Guarantee.

SECTION 4.07.                                               Solvency.  Assuming (a) the representations and warranties set forth in Article III hereof are true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein), (b) satisfaction of all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, and (c) any estimates, projections or forecasts of the Company and its Subsidiaries delivered by the Company to Parent prior to the date hereof were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, including the Merger and the Financing and the payment of the Aggregate Purchase Price (less the Aggregate Option Exercise Price), any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments, payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and payment of all related fees and expenses of Parent and Merger Sub, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement.  For the purposes of this Section 4.07, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair value” of the “property” of such Person will, as of such date, exceed (A) the value of all “debts”, as of such date, as such quoted terms are generally determined in accordance with applicable federal bankruptcy Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the liabilities of such Person, as of such date, on its existing debts (including the fair value of contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date and (iii) such Person will be able to pay its liabilities (including contingent and other liabilities) as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged” and “able to pay its liabilities (including contingent and other liabilities) as they mature” shall have the meaning given to such terms under applicable federal bankruptcy Laws governing fraudulent transfers.

SECTION 4.08.                                               Parent and Merger Sub.  Each of Parent and Merger Sub has not (i) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or (ii) incurred any liabilities, other than, in each case, (x) in connection with its formation and the transactions contemplated hereby, including the Financing and any alternative financing, (y) the maintenance of its existence and (z) as set forth in its organizational and governing documents.  All of the issued and outstanding membership interests of Merger Sub are owned indirectly by Parent, free and clear of all Liens, other than any Liens to be created pursuant to the Debt Financing or any alternative financing.  At the Closing, all of the issued and outstanding capital stock of Parent will be owned, directly or indirectly, by the Parent Group and any other Persons as may be determined by the Guarantors and the identity of which would not reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied on a timely basis.

SECTION 4.09.                                               Investment Representation.  Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.  Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of its ownership of the equity interests of the Surviving Corporation, and further acknowledges that the equity interests of the Surviving Corporation have not been registered under the U.S. federal securities laws or under any state or foreign securities laws, and that the equity interests of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration thereunder.

SECTION 4.10.                                               Brokers.  No investment banker, broker, finder or similar Person retained by or authorized to act on behalf of Parent or Merger Sub is entitled to receive, at or prior to the Closing, any commission, brokerage, finder’s fee or other compensation or payments from the Company or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

SECTION 5.01.                                               Conduct of Business.  Except (i) as set forth on Schedule 5.01, (ii) as required by Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall, and the Company shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business and the Company shall use reasonable best efforts, and the Company shall cause each of its Subsidiaries to use reasonable best efforts, to (x) preserve substantially intact its present business organization and goodwill and (y) preserve its current relationships in all material respects with Governmental Authorities, suppliers and any other Person having material business dealings with the Company or any of its Subsidiaries, in each case, in the ordinary course of business.  Without limiting the generality of the foregoing, and except (i) as set forth on Schedule 5.01, (ii) as required by Law or (iii) as expressly required by this Agreement, during the period from the date of this Agreement through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall not, and the Company shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)         amend its certificate of incorporation or by-laws or comparable organizational documents;

(b)         issue, reissue, sell, transfer or, in the case of a Subsidiary of the Company, subject to any Lien (other than Permitted Liens), or authorize the issuance, reissuance, sale, transfer or, in the case of a Subsidiary of the Company, subjection to any Lien (other than Permitted Liens) of, shares of capital stock or equity interest or any securities convertible into shares of capital stock (other than upon exercise of Options granted under the Stock Option Plan outstanding on the date hereof) of the Company or any Subsidiary of the Company (other than to the Company or a wholly owned Subsidiary of the Company), or grant or enter into any rights, warrants, options, agreements, or other Company Rights or commitments with respect to the issuance of such capital stock, equity interests or convertible securities;

(c)          declare, set aside or pay any dividend or other distribution in respect of, or repurchase or redeem, any shares of capital stock, Options or equity interests, in each case, other than dividends and distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company or the repurchase or redemption of shares or equity interests of a Subsidiary by the Company or a wholly owned Subsidiary of the Company;

(d)         adjust, split, combine, subdivide, reclassify or modify the terms of, any shares of its capital stock or equity interests, as the case may be, or any option, warrant or similar right relating thereto;

(e)          (i) sell, lease, transfer, license (other than non-exclusive licenses in the ordinary course of business) or otherwise dispose of any of its properties or assets, other than sales, leases, licenses, transfers or dispositions (w) by one Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (x) of inventory or equipment in the ordinary course of business, (y) of obsolete or unsalable inventory or equipment and (z) of other properties or assets in an amount not to exceed $20,000,000 in the aggregate or (ii) subject any of its properties or assets that are material to the business of the Company and its Subsidiaries, taken as a whole, to any Liens other than (x) Permitted Liens, (y) in the ordinary course of business (but not in connection with Indebtedness for borrowed money) and (z) Liens between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(f)           (i) cancel, forgive, create, incur, assume or guarantee any Indebtedness, other than (w) Indebtedness (other than Indebtedness for borrowed money) incurred in the ordinary course of business, (x) pursuant to inter-company arrangements among or between the Company and one or more of its Subsidiaries or among or between its Subsidiaries or (y) under the ABL Credit Agreement, or (ii) repay, repurchase or redeem all or any portion of (A) the loans outstanding under the Term Loan Agreement or (B) the Debentures;

(g)          make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) to a wholly owned Subsidiary of the Company, (ii) advances to employees or directors in respect of travel or other related ordinary expenses in the ordinary course of business, (iii) investments in marketable securities and other cash management activities, in each case, in the ordinary course of business or (iv) in an amount not to exceed $5,000,000 in the aggregate;

(h)         adopt or change any material, accounting principles, practices or methods used by the Company or any of its Subsidiaries, except as may be required in order to comply with changes in GAAP or applicable Law;

(i)             (i) enter into, terminate, amend or supplement any employment, severance, transaction bonus, change-in-control, termination or other arrangement, agreement or Plan to increase the compensation or benefits (including any acceleration of vesting or payments) of any officer or director of the Company or any Subsidiary of the Company or (ii) grant to the employees of the Company or any of its Subsidiaries, generally, any increase in compensation or benefits other than increases in the ordinary course of business that are not material in the aggregate, provided that (x) annual bonus determinations for the fiscal year ended August 3, 2013 may be made in a manner consistent with past practices and any such bonuses paid, to the extent such determinations have not been made or such bonuses have not been paid prior to the date hereof (it being acknowledged that, for the avoidance of doubt, such bonuses shall not constitute Stockholders’ Expenses) and (y) the Company may in connection with its ordinary course annual base salary review process increase base salaries for employees (other than senior management or officers) in a manner consistent with its past practices;

(j)            enter into, adopt, amend or terminate any Plan or Collective Bargaining Agreement, change any actuarial assumptions used to determine the funding of, or benefits under, any defined benefit pension plan, or take any actions that could reasonably be expected to cause the Company, any of its Subsidiaries or any ERISA Affiliate to incur any “withdrawal liability” with respect to a multiemployer plan;

(k)         acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or equity securities of, or by any other manner, any Person, division or business, other than (i) any transaction with a purchase price not in excess of $5,000,000 or (ii) acquisitions or purchases by the Company or a Subsidiary of the Company of another Subsidiary of the Company;

(l)             make any capital expenditures or incur any obligations or liabilities in connection therewith, in excess of the amounts set forth for the relevant period in the Company’s existing capital expenditure budget provided to Parent prior to the date hereof, other than such expenditures or commitments in response to a business emergency(after notice to Parent);

(m)     (i) settle or compromise any material Tax liability or refund, (ii) make any material election with respect to its Taxes, (iii) adopt or change any material accounting method or period in respect of Taxes, (iv) file any material amended Tax Return or (v) take or omit to take any other action outside of the ordinary course of business that would reasonably be expected to materially affect Taxes;

(n)         enter into any Contract that would be a Material Contract or Excluded Contract if in effect on the date hereof (other than Contracts under which the Company or any of its Subsidiaries has non-exclusively licensed to other Persons the right to use any of the Company Intellectual Property in the ordinary course of business) or amend, extend, terminate or waive any material term under any Material Contract or Excluded Contract, other than, after notice to Parent (except that no such notice shall be required in the case of an Excluded Contract) (i) any of the foregoing effected in the ordinary course of business or (ii) renewals of existing Material Contracts or Excluded Contracts in the ordinary course of business;

(o)         enter into or amend any Contract with any executive officer, director or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning five percent (5%) or more of the Company Shares that would be required to be disclosed under Item 404 of Regulation S-K or any other Related Party Contract;

(p)         (i) adopt any plan of merger or consolidation with any Person other than a wholly owned Subsidiary of the Company, (ii) dissolve, wind-up, restructure, reorganize or liquidate or permit any of its Material Subsidiaries to dissolve, wind-up, restructure, reorganize or liquidate or (iii) file any petition in bankruptcy, or consent to the filing of any bankruptcy petition against it, under any Law;

(q)         open or close any full line specialty retail stores other than any openings or closings disclosed on Schedule 5.01;

(r)            pay, discharge, settle or satisfy any Litigation for an amount in excess of $5,000,000;

(s)           fail to timely file with, or furnish to, the SEC any report, schedule, form, statement or other document required to be filed by it under the Securities Act or the Exchange Act, in each case, which comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley; or

(t)            enter into any Contract, or cause any of its Subsidiaries to enter into any Contract to take, or authorize, commit or resolve to take, any of the foregoing actions.

SECTION 5.02.                                               Control of Operations.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

SECTION 5.03.                                               Reasonable Best Efforts/Cooperation.  From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, each of the parties hereto shall, and shall cause each of its controlled Affiliates to, use its respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (after giving effect to the provisions hereof relating to the Marketing Period), including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI.

SECTION 5.04.                                               Consents.  Without limiting the generality of Section 5.03 hereof, each of the parties hereto shall use their reasonable best efforts to obtain, and shall cause each of its controlled Affiliates to use its reasonable best efforts to obtain, all Consents of all Governmental Authorities and other Persons as may be necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, and to cooperate in connection with any inquiry by a Governmental Authority in connection with the transactions contemplated by this Agreement.  Notwithstanding anything herein to the contrary, none of the Company or any of its Subsidiaries shall have any obligation to agree to amend or modify any Contract, effective prior to the Closing, or pay any fee to any third party prior to the Closing (including filing or other fees payable to Governmental Authorities) for the purpose of obtaining any such Consent, or any costs and expenses of any third party resulting from the process of obtaining such Consent, all of which fees, costs and expenses shall be borne exclusively by Parent. Parent shall have the right to control and direct all negotiations and proceedings with (x) any Person with respect to any such Consents and (y) any Governmental Authority with respect to any Plan; provided, that neither Parent nor Merger Sub shall cause the Company, any of its Subsidiaries or any Company Related Party, prior to the Effective Time, to incur or accelerate or enter into any obligation or other liability on behalf of the Company or any of its Subsidiaries with respect to any such Consent or Plan without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) or, in the case of the Company Related Parties, the applicable Company Related Party.  Notwithstanding anything herein to the contrary, no fact, circumstance, event or change resulting from (1) any such negotiation, discussions or proceeding controlled or directed by Parent or Merger Sub shall be taken into account in determining whether any condition set forth in Section 6.02(a) shall have been satisfied or (2) any action taken by the Company at the direction of Parent or Merger Sub in connection with any such negotiation, discussion or proceeding controlled or directed by Parent or Merger Sub shall be taken into account in determining whether any condition set forth in Section 6.02(b) shall have been satisfied.  Parent shall promptly inform the Company of the status of any such negotiation, discussions or proceeding controlled or directed by Parent, and the Company shall have the right to participate in all such negotiations, discussions and proceedings and to review and comment on all communications, correspondence, filings and other submissions in connection therewith.  Neither the Company nor any of its Subsidiaries shall incur or accelerate or agree to incur or accelerate any material obligation or other liability with respect to any such Consent or any Plan subject to an inquiry by a Governmental Authority without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).  Each of the parties hereto shall timely make or cause to be made, and shall cause its controlled Affiliates to timely make or cause to be made, all filings and submissions under applicable Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement.  Each of the parties hereto acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from the parties to Contracts to which the Company or a Subsidiary of the Company is a party and that obtaining such Consents is not, in and of itself, a condition to the consummation of the transactions contemplated hereby.

SECTION 5.05.                                               Antitrust Notifications and Other Regulatory Approvals.

(a)         Each of the Company, Parent and Merger Sub shall, and shall cause its controlled Affiliates to, cooperate with each other and shall use, and shall cause its controlled Affiliates, to use, their respective reasonable best efforts to prepare and file (i) required Notification and Report Forms under the HSR Act with the FTC and the DOJ and (ii) notifications, filings, registrations, submissions and other materials required or necessary under any applicable Foreign Antitrust Law, in each case, as soon as practicable following the date of this Agreement, but in the case of clause (i), no later than ten (10) Business Days after the date hereof.  All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Antitrust Law, including the HSR Act and applicable Foreign Antitrust Laws, and any other applicable Law.  Each of the Company, Parent and Merger Sub shall make, and shall cause its controlled Affiliates to make, such other filings and submissions as are necessary, if any, in other jurisdictions in order to comply with all applicable Antitrust Laws and all other applicable Laws, and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto.  All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.05 shall be paid entirely by Parent.  Subject to the Confidentiality Agreements and applicable Laws, the parties to this Agreement shall, and shall cause their respective controlled Affiliates to, coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act and any applicable Foreign Antitrust Law.

(b)         To the extent not prohibited by applicable Law, each party to this Agreement shall promptly notify and furnish the other parties copies of (i) any filing such party or any of its Affiliates submits to any Governmental Authority and (ii) any material correspondence or communication between it or any of its Affiliates or any of their respective representatives, on the one hand, and any Governmental Authority, on the other hand, in each case relating to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement (and, in the case of any oral communication, a summary of such communication) and shall consult with and permit the other parties to review in advance any proposed filing and any material written or oral communication or correspondence by such party to any Governmental Authority relating to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement, and shall consider in good faith the views of such party in connection with any such proposed filing and any such written or oral communication or correspondence to any Governmental Authority, including the FTC and the DOJ, relating to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement.  No party to this Agreement shall agree to, or permit any of its Affiliates or any of its or their respective representatives to, participate in any material meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.05 or any transaction contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting or discussion.

(c)          Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall, and shall cause its controlled Affiliates to, use its reasonable best efforts to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, including any Foreign Antitrust Law (collectively, “Antitrust Laws”), and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any

Antitrust Law, in each case, to cause the Merger and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including (i) promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Parent and its controlled Affiliates and the Company and its Subsidiaries and any other restrictions on the activities of Parent and its controlled Affiliates and the Company and its Subsidiaries and (iii) contesting, defending and appealing any threatened or pending Litigation or preliminary or permanent injunction or other Order, in each case, relating to applicable Antitrust Laws that would adversely affect the ability of any party hereto to consummate, or otherwise delay the consummation of, the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.  Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall the Company or any of its Affiliates be obligated to commit to any sale, divestiture, license or disposal of any capital stock, assets, rights, products or businesses or any restrictions on its activities pursuant to this Section 5.05, the consummation or effectiveness of which is not conditioned on the consummation of the Closing, or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby.

(d)         In the event Parent, the Company or any of their respective Affiliates receives a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws in connection with the transactions contemplated by this Agreement, such party shall promptly comply (and cause its controlled Affiliates to promptly comply) with such request (i) as provided by Section 7A(e) of the HSR Act or (ii) as otherwise provided under applicable Foreign Antitrust Laws, it being acknowledged and agreed by the parties hereto that time is of the essence.  For purposes of this provision, such Persons shall be deemed to have complied with any such request by providing a response that such Person in good faith believes to be in substantial compliance and by certifying in writing to the other parties its prompt, substantial compliance.  In the event that any such Person receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws, such Person shall promptly comply (and cause its controlled Affiliates to promptly comply) with such subpoena or civil investigative demand, it being acknowledged by the parties hereto that time is of the essence.  In the event the Governmental Authority disputes the adequacy of compliance by any such Person with respect to a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws, subpoena or civil investigative demand, such party shall endeavor (and cause its controlled Affiliates to endeavor) to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation.

(e)          From the date of this Agreement through the date (i) of termination of the required waiting periods under the HSR Act and all applicable Foreign Antitrust Laws and (ii) any required Consents of any other applicable Governmental Authority are obtained, neither Parent nor the Company nor any of their respective Affiliates shall take any action that could reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act and such applicable Foreign Antitrust Laws, or the obtaining of such Consents from any applicable Governmental Authorities.

(f)           The parties acknowledge and agree that the obligations set forth in this Section 5.05 shall be in addition to, and not in limitation of the generality of, the matters set forth in Section 5.03 and Section 5.04.

SECTION 5.06.                                               Access to Information.

(a)         Subject to the terms of the Confidentiality Agreements and applicable Laws, during the period from the execution and delivery of this Agreement by the parties hereto through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall permit, and shall cause its Subsidiaries to permit, Parent and its advisors, accountants, attorneys and authorized representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the offices, facilities, assets, properties, management-level employees and books and records of the Company and its Subsidiaries, and shall furnish, or cause to be furnished, to Parent such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as Parent shall from time to time reasonably request; provided, that nothing herein shall obligate the Company to produce any such information outside of the ordinary course of business.  All access and investigation pursuant to this Section 5.06 shall be coordinated through the Company’s General Counsel or the designee thereof and shall be conducted at Parent’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Company and its Subsidiaries.  Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) jeopardize the attorney-client privilege or other similar immunity or protection from disclosure of the Company or its Subsidiaries, (ii) contravene any Law, Contract or any other obligation of confidentiality, (iii) jeopardize trade secret protection or (iv) relate to the Company’s sale process, including any information related to proposals from other Persons relating to any other potential transaction with the Company or any of its Subsidiaries; provided that, in the case of clauses (i), (ii) and (iii), the Company or its Subsidiaries, as applicable, will attempt in good faith to make such alternative arrangements as may be reasonably necessary to provide the relevant information in a way that would not jeopardize such privilege, immunity or protection or contravene such Law, Contract or obligation.  Notwithstanding anything to the contrary contained herein or otherwise, prior to the Closing, (i) other than as contemplated by Section 5.04, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not, and shall cause its Affiliates and its representatives not to, contact any distributor, supplier, vendor, designer, customer or partner of the Company or any of its Subsidiaries regarding this Agreement or the transactions contemplated hereby and (ii) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).  The Company shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.06.  The Company shall promptly notify Parent if it or any of its Subsidiaries becomes engaged in a material dispute with any Top Supplier prior to the Effective Time.

(b)         The parties agree that the terms of the Confidentiality Agreements shall continue in full force and effect until the Closing.  Parent and Merger Sub shall hold, and shall cause the Bidders’ Representatives (as defined in the Confidentiality Agreements) to hold, any Evaluation Material (as defined in the Confidentiality Agreements) provided to them in connection with the transactions contemplated by this Agreement in confidence in accordance with the terms of the Confidentiality Agreements, which terms shall apply to Parent and Merger Sub as if they were parties thereto.  The Company shall hold, and shall cause its representatives to hold, any confidential information relating to Parent or its Affiliates provided to them in connection with the transactions contemplated by this Agreement, confidential, except to the extent disclosure is required by Law.

SECTION 5.07.                                               Public Statements.  Except for the joint press release attached hereto as Exhibit E, which is being issued by the parties or their Affiliates on the date hereof, and except as required by applicable Law or the rules and regulations of any applicable stock exchange, in which event the parties shall consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment thereon, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made prior to the Closing by any party to this Agreement or any of its Affiliates or representatives without the prior written consent of the other parties hereto (it being understood and agreed that the final form and content of any such required release, announcement, statement or comment shall be at the final discretion of the disclosing party); provided, however, that (i) any Affiliate of a holder of Company Shares may disclose the transactions contemplated by this Agreement and any term hereof to its investors and potential investors in the ordinary course of business, (ii) each of the Guarantors may, subject to and in compliance with the terms of the respective Confidentiality Agreements, (A) disclose the transactions contemplated by this Agreement and any term hereof to its limited partners and other investors in the ordinary course of business or in connection with the funding of the Equity Financing and (B) provide general information about the subject matter of this Agreement in connection with its or its Affiliates’ fundraising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this kind and (iii) nothing in this Section 5.07 shall prohibit any disclosure required under the Credit Agreements or the Indenture.

SECTION 5.08.                                               Indemnification of Directors and Officers.

(a)         Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), in favor of the current or former directors or officers (in their capacities as such) (each, a “D&O Indemnified Person”) of the Company or its Subsidiaries, as provided as of the date of this Agreement in their respective certificate of incorporation, by-laws, or other equivalent governing documents or in any agreement set forth on Schedule 5.08 shall survive the Merger and shall continue in full force and effect.  For a period of at least six (6) years after the Effective Time,

Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify in a manner adverse to any D&O Indemnified Person any provision in the Surviving Corporation’s or any of its Subsidiaries’ certificate of incorporation, by-laws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by Law, it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law with respect to acts or omissions occurring at or prior to the Effective Time and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person.

(b)         In addition to the other rights provided for in this Section 5.08 and not in limitation thereof, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent provided in the certificate of incorporation, by-laws or other equivalent governing document of the Company and its Subsidiaries, in each case, as in effect on the date of this Agreement, (i) indemnify and hold harmless (and exculpate and release from any liability to Parent, the Surviving Corporation or any of its Subsidiaries) the D&O Indemnified Persons against all D&O Expenses (as defined below) and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”), in each case incurred or suffered in respect of any threatened, pending or completed claim, action, inquiry, suit, proceeding or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such Person is or was a director, officer or agent of the Company or any of its Subsidiaries or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another Person, in each case, at or prior to the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, interest-free, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor and an undertaking from such D&O Indemnified Person to repay the D&O Expenses so advanced if it is ultimately determined that such D&O Indemnified Person was not entitled to indemnification under applicable Law.  Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim become final and nonappealable and are fully and finally satisfied, in each case, to the extent provided in the certificate of incorporation, by-laws or other equivalent governing document of the Company and its Subsidiaries, in each case, as in effect on the date of this Agreement.  For the purposes of this Section 5.08, “D&O Expenses” shall mean all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, expert fees, arbitrator and mediator fees, and all other reasonable and documented out-of-pocket costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in

(including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses).

(c)          Parent shall cause the Surviving Corporation as of the Effective Time to (i) obtain and fully pay for, at the Surviving Corporation’s expense, “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time, from an insurance carrier with, to the extent reasonably available, the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the existing D&O Insurance of the Company and any of its Subsidiaries, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable, in the aggregate, as the existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby), and Parent shall cause the Surviving Corporation to maintain such D&O Insurance in full force and effect for its full term or (ii) if Parent and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, continue to maintain in effect the Company’s existing D&O Insurance, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time, for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable, in the aggregate, as provided in the Company’s existing D&O Insurance as of the date of this Agreement, or, at Parent’s option, Parent may, or may cause the Surviving Corporation to, purchase D&O Insurance for such six (6) year period from an insurance carrier with, to the extent reasonably available, the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable, in the aggregate, as provided in the Company’s existing D&O Insurance as of the date of this Agreement.  Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the last annual premiums paid by the Company for such D&O Insurance prior to the date of this Agreement; provided that if the annual premiums of such coverage exceed such amount, Parent or the Surviving Corporation, as the case may be, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount for such six (6) year period from an insurance carrier with, to the extent reasonably available, the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) as favorable as can be obtained for such cost.

(d)         In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in each such case, Parent or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.08.

(e)          The Surviving Corporation shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against the Stockholder or any other holder of Company Shares or any of their respective Affiliates or otherwise or any insurer providing insurance coverage under an insurance policy issued to the Stockholder or any other holder of Company Shares or any of their respective Affiliates.

(f)           Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 5.08 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person.  The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 5.08(a), his or her heirs and his or her executors and administrators, each of whom is an intended third-party beneficiary of this Section 5.08, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.  The provisions of this Section 5.08 shall survive the consummation of the Merger.

SECTION 5.09.                                               Employee Benefits.

(a)         During the period commencing at the Closing and ending on August 2, 2014, Parent shall, or shall cause the Surviving Corporation to, provide the continuing employees of the Company or its Subsidiaries with compensation (other than equity compensation), benefits and perquisites (in each case other than benefit accruals for any defined benefit plans) that are substantially similar in the aggregate, to those which he or she was eligible to receive immediately prior to the Closing, subject to any change made with the consent of the chief executive officer of the Surviving Corporation immediately following the Effective Time.

(b)         From and after the Closing, Parent shall, or shall cause the Surviving Corporation to, continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of Company and its Subsidiaries, as of the Closing arising under the terms of any Plan in accordance with the terms thereof as in effect on the date hereof or as permitted to be amended hereunder.  Without limiting the foregoing, Parent shall pay, or shall cause the Surviving Corporation to pay, to the extent not previously paid by the Company or its Subsidiaries at Closing, (i) all amounts due pursuant to the terms of The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan and of The Neiman Marcus Group, Inc. Employee Deferred Compensation Plan, with such amounts to be paid within five (5) Business Days after the Closing, (ii) all amounts due pursuant to the terms of The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan at the time or times required by the terms of such plan and consistent with the applicable participant’s election thereunder (all amounts payable pursuant to clauses (i) and (ii), the “Specified Employee Payments”), (iii) all amounts due pursuant to the terms of The Neiman Marcus Group, Inc. Supplemental Executive

Retirement Plan at the time or times required by the terms of such plan and consistent with the applicable participant’s election thereunder, (iv) on the first payroll period following the Closing, or, if not practicable, the first administratively practicable date no more than fifteen (15) Business Days following the Closing, all amounts due pursuant to the terms of the Neiman Marcus, Inc. Cash Incentive Plan (the payment of the amounts described in this clause (iv), the “Cash Incentive Plan Payment”) and (v) all amounts due pursuant to the terms of The Neiman Marcus Group, Inc. Long-Term Incentive Plan, with such amounts to be paid within thirty (30) Business Days after the Closing.

(c)          For purposes of eligibility, vesting, benefit accrual (other than benefit accrual under a defined benefit pension plan or retiree medical plan) and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries, in each case, in existence prior to the Closing in which employees are eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Corporation shall credit each employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Plan to the extent legally permitted, except where such crediting would result in duplication of benefits.  Parent shall use its reasonable best efforts to provide that the Parent Plans shall not deny employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Plans immediately prior to the Closing and shall credit such employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.

(d)         In consultation with Parent, the Company and its Subsidiaries will provide any required notice to, or engage in any required consultation with, any labor union or other labor organization pursuant to any Collective Bargaining Agreement or similar Contract with any labor organization or employee association to which the Company or any of its Subsidiaries is a party to or bound by or pursuant to applicable Laws.

(e)          As soon as practicable following the date of this Agreement, but in no event later than five (5) days prior to the Closing Date, the Company will submit to a stockholder vote (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any individual who is or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code), provided that such disqualified individual consents to waive his or her right to the parachute payment, in a manner reasonably designed to cause the payments and benefits that would otherwise constitute a “parachute payment” to be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code.  The Company will use its reasonable best efforts to procure any necessary waivers from each disqualified individual with respect to his or her rights to the parachute payments.

(f)           The parties hereto acknowledge and agree that all provisions contained in this Section 5.09 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including any employee, former employee or any participant or any beneficiary thereof in any Plan or Parent Plan, or (ii) to continued employment with the Company, any of its Subsidiaries, Parent or the Surviving Corporation.  Nothing contained in this Section 5.09 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Company, any of its Subsidiaries, Parent or the Surviving Corporation nor shall it interfere with Parent’s, the Surviving Corporation’s or any of the Surviving Corporation’s Subsidiaries’ right to amend, modify or terminate any Plan (subject to the foregoing provisions of this Section 5.09) or to terminate the employment of any employee of the Company or its Subsidiaries for any reason, provided, that the Surviving Corporation and its Subsidiaries shall be subject to the provisions of Section 5.09(a).

SECTION 5.10.                                               Financing.

(a)         Each of Parent and Merger Sub shall use, and shall cause its controlled Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment (or on terms not less favorable to Parent and Merger Sub than the terms and conditions (including market flex provisions) set forth in the Debt Commitment), (iii) satisfy or obtain a waiver of (and cause its controlled Affiliates to satisfy or obtain a waiver of) on a timely basis (taking into account the expected timing of the Marketing Period) all conditions that are applicable to it in the Financing Commitments and the definitive agreements relating to the Debt Financing (in each case, other than any condition where the failure to be so satisfied is a result of the Company’s failure to furnish information described in Section 5.10(b) in violation of the terms thereof), (iv) upon satisfaction of such conditions, to consummate the Financing at or prior to the Closing Date, including using (and causing its controlled Affiliates to use) reasonable best efforts (which shall include, other than with respect to the providers of the Equity Financing, litigation pursued in good faith) to cause the Lenders and the other persons committing to fund the Financing to fund the Financing by the Closing, (v) enforce its rights under the Debt Commitment and the definitive agreements relating to the Debt Financing, including by pursuing litigation in good faith and seeking, in good faith, specific performance of the obligations of the parties thereunder and (vi) comply (and cause its controlled Affiliates to comply) with its covenants and other obligations under the Financing Commitments and the definitive agreements relating to the Debt Financing.  Parent and Merger Sub shall not, without the prior written consent of the Company, (A) terminate any Financing Commitment or definitive agreement relating to the Debt Financing, unless such Financing Commitment or definitive agreement is contemporaneously replaced with a new Financing Commitment that complies with the following clause (B), or (B) agree to or permit any amendment, supplement or modification to be made to, or grant any waiver of any material provision or right under, the Financing Commitments or the definitive agreements relating to the Debt Financing if such amendment, supplement, modification or waiver would (1) (x) reasonably be expected to reduce (or have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Debt Financing), unless the Debt Financing or the Equity Financing is increased by a corresponding amount substantially concurrently with such amendment, supplement, modification or waiver and, after giving effect thereto, the representations and warranties set forth in Section 4.07 are true and correct, (y) reduce the amount of the Equity Financing or (z) impose new or additional conditions to the availability of the Financing or otherwise expand, amend, supplement or modify any of the conditions to the Financing, or otherwise expand, amend, supplement or modify any other provision of the Financing Commitments in a manner that would reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, the consummation of the Merger or the other transactions contemplated hereby or (2) adversely affect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Financing Commitments or the definitive agreements relating to the Debt Financing. Notwithstanding any other provision hereof, no consent from the Company shall be required for any (I) implementation or exercise of the “flex” provisions contained in one or more Fee Letters or (II) amendment, modification or replacement of the Debt Commitment that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities (including in replacement of a Lender) so long as such amendment, modification or replacement is in accordance with the Debt Commitment as of the date hereof and is otherwise in accordance with this Section 5.10(a).  Parent shall promptly deliver to the Company copies of any amendment, modification, supplement or waiver to or under any Financing Commitments or the definitive agreements relating to the Debt Financing entered into in accordance with this Section 5.10.

(b)         Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and promptly, upon request, provide to the Company copies (including drafts) of the definitive agreements and any other material documents relating to the Debt Financing.  Parent and Merger Sub shall give the Company prompt notice (and, in any event, within two (2) Business Days) (i) of any termination of any Financing Commitments, any definitive agreement relating to the Debt Financing or any portion of the Financing, (ii) of any material breach or default, or termination or repudiation of any provisions of the Financing Commitments or definitive agreements relating to the Debt Financing, in each case, by any party thereto, of which Parent or Merger Sub becomes aware, (iii) of the receipt of any written notice or other written communication from any of the Financing Sources with respect to any (A) actual or threatened breach, default, termination or repudiation of any provisions of the Financing Commitments or any definitive agreements relating to the Debt Financing, in each case, by any party thereto or (B) material dispute or disagreement between or among any parties to the Financing Commitments or any definitive agreements relating to the Debt Financing with respect to the obligation to fund the Financing (including any condition with respect to the obligation to fund the Financing) or the amount of the Financing to be funded at Closing and (iv) if at any time for any reason it believes in good faith that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Commitments and the definitive agreements relating to the Debt Financing on the terms and conditions, in the manner or from the Financing Sources contemplated by the Financing Commitments or the definitive agreements relating to the Debt Financing.  As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to a binding confidentiality obligation or any applicable legal privileges (including the attorney-client privilege).  If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment, and such portion is reasonably required to fund the payments set forth in Section 2.14, Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated hereby with terms and conditions (including market flex provisions) not less favorable to Parent and Merger Sub than the terms and conditions set forth in the Debt Commitment, as promptly as practicable following the occurrence of such event but no later than the date on which the Closing would otherwise occur under Section 2.02.  Parent shall deliver to the Company true and complete copies (including drafts) of all Contracts or other arrangements pursuant to which any such same or alternative source shall have committed to provide any portion of the Debt Financing (except in the case of customary fee letters where fee amounts, pricing caps and other economic terms, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of any such alternative financing, may be redacted).  For purposes of this Agreement, references to the “Debt Financing” and the “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified or replaced by this Section 5.10 and references to the “Debt Commitment” shall include such documents as permitted to be amended, modified or replaced by this Section 5.10.  Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Merger Sub shall be required to (x) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment or (y) pay any fees or other amounts materially in excess of those contemplated by the Financing Commitments.

(c)          Prior to the Closing, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and each of their respective representatives to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing including using its reasonable best efforts to (i) furnish Parent and Merger Sub and their Financing Sources, (A) within forty five (45) days of the end of each fiscal quarter ended subsequent to August 3, 2013 and at least forty five (45) days prior to the Closing Date, unaudited consolidated balance sheets of the Company as of the end of, and the related unaudited statements of operations, cash flows and shareholders’ equity for, each such fiscal quarter and (B) such data regarding the Company and its Subsidiaries that is required to prepare the offering memorandum described in Section 6 of Exhibit F of the Debt Commitment and such information relating to the Company and its Subsidiaries as Parent may reasonably request and as is customary for use in information documents with respect to the placement, arrangement and/or syndication of loans of the type contemplated by the Debt Commitment (except that (x) the Company shall only be required to furnish pro forma financial statements or summary financial data for purposes of determining if the Required Financial Information has been provided if Parent has provided to the Company reasonably in advance of when the Marketing Period would otherwise begin if the Required Financial Information did not include such pro forma and summary financial data (1) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by Parent to be reflected in such pro forma financial statements and summary financial data and (2) any other information that the Company shall have reasonably and timely requested and (y) in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide (1) pro forma adjustments related to the Debt Financing, (2) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, (4) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (5) Compensation Disclosure and Analysis and other information required by Item 402(b) of Regulation S-K) (information required to be delivered pursuant to this clause (i) being referred to as the “Required Financial Information”), (ii) participate in a reasonable number of requested and customary meetings (including customary one-on-one meetings that are requested in advance with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Company’s senior management), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the syndication or other marketing of the Debt Financing, (iii) reasonably assist with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, marketing materials (including “public” and “private” versions) and similar documents reasonably required in connection with the Debt Financing, (iv) deliver to Parent and the Financing Sources the Financing Deliverables, (v) reasonably assist in the preparation and negotiation of the Debt Financing Documents and (vi) request its independent accountants to provide reasonable assistance to Parent consistent with their customary practice (including to provide consent to Parent to prepare and use their audit reports relating to the Company and issue any necessary “comfort letters,” in each case, on customary terms in connection with the Debt Financing).  In no event shall the Company or any of its Subsidiaries be required to (i) bear any cost or expense, pay any fee, or incur any other actual or potential liability in connection with the Financing prior to the Effective Time, (ii) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (iii) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company’s or any of its Subsidiary’s organizational and governing documents, any applicable Laws, the Credit Agreement, the Indenture or any other Contract to which the Company or any of its Subsidiaries is a party or (iv) execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to the Financing, including any pledge or security documents or closing certificates; provided that the foregoing clause (iv) shall not prohibit officers of the Company or any of its Subsidiaries who will remain officers of the Company or any of its Subsidiaries, as applicable, immediately following the Effective Time from executing such documents, agreements, certificates and instruments that are not effective prior to the Effective Time and have been adopted or approved by the board of directors of the Surviving Corporation.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company or any of its Subsidiaries and their respective representatives in connection with the Financing (collectively, the “Financing Expenses”), including the cooperation of the Company and its Subsidiaries and representatives contemplated by this Section 5.10, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs and expenses suffered or incurred by any of them in connection with such cooperation, the arrangement of the Financing and any information used in connection therewith (other than any information provided in writing by the Company or any of its Subsidiaries expressly for use in connection therewith), except (x) to the extent suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective representative’s, gross negligence, bad faith or willful misconduct or (y) with respect to any material misstatement or omission in any information provided hereunder by any of the foregoing Persons expressly for use in connection therewith.  For the avoidance of doubt, all Financing Expenses and all losses, damages, claims, interest, awards, judgments, penalties, costs and expenses described in the immediately preceding sentence shall not constitute Stockholders’ Expenses.  Parent and its Affiliates may share non-public or confidential information regarding the Company and its businesses with the Financing Sources, and Parent, its Affiliates and the Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) of debt financing undertaken to finance the Merger, in each case, provided that the recipients of such information agree to customary confidentiality arrangements.

(d)         The Company shall deliver to Parent a copy (and shall deliver drafts at least three (3) Business Days prior to the Closing Date) of each payoff letter in form and substance reasonably satisfactory to Parent (the “Debt Payoff Letter”) (subject to delivery of funds as arranged by Parent as contemplated by Section 2.14(c)), specifying the aggregate amount required to be paid to fully satisfy all obligations (including principal, interest, fees, expenses and other amounts payable under each Credit Agreement) that will be outstanding as of the Closing under each Credit Agreement and providing for the release of all guarantees provided by the Company or any its Subsidiaries of all such obligations and all Liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations (subject, in each case, to delivery of funds as arranged by Parent as contemplated by Section 2.14(c)).

(e)          Prior to the Closing, each of Parent and Merger Sub shall not, and shall not permit any of their respective controlled Affiliates or representatives to, take any action, or enter into any transaction, or any agreement to effect any transaction that would reasonably be expected to (i) delay or impair the availability of the Financing at the Closing or impede the satisfaction of the conditions to obtaining the Financing at the Closing or (ii) otherwise adversely impact the ability of Parent or Merger Sub to enforce their rights against any of the parties to the Financing Commitments or the definitive agreements with respect thereto, in the case of each of clauses (i) and (ii) in any material respect.

SECTION 5.11.                                               Tax Matters.  All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Merger, if any, shall be paid by Parent when due, whether levied on Parent, the Company, the Surviving Corporation, any Subsidiary of the Company or any holder of Company Shares.  The Company shall cooperate with Parent in preparing, executing and filing all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Prior to the Closing, the Company shall duly execute and deliver to Parent a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3).

SECTION 5.12.                                               [RESERVED].

SECTION 5.13.                                               Drag-Along Rights.  If requested by Parent in writing, the Company shall, or shall cause the Stockholder to, exercise its rights under the Management Shareholders Agreement to cause to be delivered to the Company prior to the Closing Date a written stockholder consent adopting this Agreement and the transactions contemplated hereby from each other holder of Company Shares who is a party to the Management Shareholders Agreement and who has not already delivered such a consent by the date that is ten (10) Business Days from the date of this Agreement; provided, however, that in exercising such rights neither the Company, the Stockholder nor any of their respective Affiliates shall be required to assert any claim against, or file or otherwise commence or pursue, any litigation or other proceeding against, any holder of Company Shares or any of such holder’s Affiliates; provided, further, that Parent and Merger Sub acknowledge and agree that the Closing shall not be conditioned on the Company delivering any written stockholder consent from the holders of Company Shares, other than the Stockholder Consent.  The Company shall deliver to Parent copies of any written stockholder consents received by the Company or the Stockholder prior to the Closing as contemplated by this Section 5.13.

SECTION 5.14.                                               Alternative Transactions; Other Agreements.

(a)         The Company shall not, and shall cause each of its Affiliates and its, and its Affiliates’, officers, directors, employees, agents and representatives not to, directly or indirectly, encourage, enter into, respond to, accept or solicit any proposals, initiate, continue or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or group, concerning, or that would reasonably be expected to lead to, any sale or transfer of all or a significant portion of (i) the assets of the Company and its Subsidiaries, taken as a whole, or (ii) the Company Shares or any conversion, consolidation, recapitalization, merger, liquidation, dissolution or similar transaction involving the Company and its Subsidiaries (an “Alternative Transaction”), other than with Parent, Merger Sub and their Affiliates and each of their respective officers, directors, employees, agents and representatives.  The Company shall (x) promptly (and in any event within two (2) Business Days) terminate access by each such Person and its representatives to any online or other data rooms containing information in respect of the Company or any of its Subsidiaries, (y) promptly (and in any event within five (5) Business Days) demand that each such Person that has heretofore executed a confidentiality agreement on or after April 1, 2013 with respect to an Alternative Transaction immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished to such Person and (z) (i) promptly (and in any event within five (5) Business Days) withdraw the Company’s Registration Statement and (ii) immediately cease to take any actions in furtherance of a public offering of capital stock of the Company.

(b)         Immediately prior to the Closing, the Company shall cause each of the Sponsors to execute and deliver to the Company the release substantially in the form attached hereto as Exhibit F.

(c)          No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement setting forth in reasonable detail a good faith estimate of each of the following as of such date (i) the Stockholders’ Expenses and (ii) the calculation of the Per Share Merger Consideration. The final calculation of the Per Share Merger Consideration made by Parent and the Company prior to the Closing shall be binding for all purposes hereunder.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01.                                               Mutual Conditions to the Obligations of the Parties.  The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing of each of the following conditions:

(a)         No Injunctions or Legal Prohibitions.  No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Law shall have been enacted, promulgated or enforced by any Governmental Authority which prevents, or makes illegal, the consummation of the transactions contemplated hereby.

(b)         Antitrust Laws.  Any applicable waiting period under the HSR Act shall have expired or been terminated.

(c)          Stockholder Consent.  The Stockholder Consent shall have been executed and delivered to the Company within one (1) Business Day following the execution and delivery of this Agreement.

SECTION 6.02.                                               Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing, of each of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of the Company (i) set forth in the first sentence of Section 3.01(a), Section 3.02, clause (ii) of the last sentence of Section 3.03(d), clause (ii) of Section 3.04, Section 3.05(a), the first sentence of Section 3.05(d) and Section 3.14(d) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in the first two sentences of Section 3.03(d) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in clause (i) of the last sentence of Section 3.03(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) set forth in this Agreement other than as specifically identified in clauses (i), (ii) and (iii) of this Section 6.02(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract” and “Material Lease”, shall not be disregarded for any of such purposes), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect.

(b)         Performance.  The Company shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement (including those contained in Section 5.10) to be performed or complied with by the Company on or prior to the Closing Date.

(c)          Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.02(a) and Section 6.02(b).

SECTION 6.03.                                               Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing, of each of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained herein, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect.

(b)         Performance.  Parent and Merger Sub shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by Parent or Merger Sub, as the case may be, on or prior to the Closing Date.

(c)          Officer’s Certificate.  Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Parent and Merger Sub, certifying to the satisfaction of the conditions set forth in Section 6.03(a) and Section 6.03(b) hereof.

SECTION 6.04.                                               Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

SURVIVAL; TERMINATION

SECTION 7.01.                                               Survival.  The parties, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement only requiring performance prior to the Closing shall, in each case, terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party in respect thereof and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms.

SECTION 7.02.                                               Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)         by mutual written agreement of the Company and Parent;

(b)         by either Parent or the Company at any time after 5:00 p.m. New York City time on March 11, 2014 (the “Termination Date”), if the Closing shall not have occurred on or prior to such date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.02(b) if such party’s failure to perform any covenants or agreements of such party set forth in this Agreement has resulted in or has contributed to the failure of the Effective Time to occur prior to the Termination Date;

(c)          by the Company or Parent, if any restraint or other Order or Law of the type set forth in Section 6.01(a) permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable;

(d)         by Parent, if any representation or warranty of the Company set forth in Article III shall be or shall have become inaccurate or the Company shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b), and which inaccuracy, breach or failure to perform cannot be cured by the Company or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by the Company of notice in writing from Parent specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.02(d) if either Parent or Merger Sub is then in breach of this Agreement such that any of the conditions to closing set forth in Section 6.01 or Section 6.03 would not then be satisfied;

(e)          by the Company, if any representation or warranty of Parent or Merger Sub set forth in Article IV shall be or shall have become inaccurate or Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b), and which inaccuracy, breach or failure to perform cannot be cured by Parent or Merger Sub, as the case may be, or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by Parent of notice in writing from the Company specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that (i) the Company shall not have the right to terminate this Agreement pursuant to this Section 7.02(e) if it is then in breach of this Agreement such that any of the conditions to closing set forth in Section 6.01 or Section 6.02 would not then be satisfied and (ii) for the avoidance of doubt, no such cure period shall be applicable to any breach or failure to perform by Parent or Merger Sub that gives right to a termination right under Section 7.02(f);

(f)           by the Company, if (i) the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than any condition that requires the delivery of a document or certificate or the taking of any action at the Closing, and which delivery or action is, at the time of termination, capable of being effected), (ii) the Company has confirmed by notice to Parent that all conditions set forth in Section 6.03 have been satisfied (other than any condition that requires the delivery of a document or certificate or the taking of any action at the Closing, and which delivery or action is, at the time of termination, capable of being effected) or that it is willing to waive any unsatisfied conditions in Section 6.03 and (iii) the Closing has not been consummated within three (3) Business Days after the later of (x) the date the Closing should have occurred pursuant to Section 2.02 and (y) the delivery of such notice; or

(g)          by Parent, if the closing condition set forth in Section 6.01(c) shall not have been satisfied within one (1) Business Day following the execution and delivery of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.02(g) must be exercised, if exercisable, by the end of the fifth (5th) Business Day following the execution and delivery of this Agreement.

The party desiring to terminate this Agreement pursuant to any of clause (b), (c), (d), (e), (f) or (g) of this Section 7.02 shall give written notice of such termination to the other party in accordance with Section 8.01 specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.03.                                               Effect of Termination; Etc. In the event of the termination of this Agreement in accordance with Section 7.02, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that this Section 7.03, Section 7.04, Section 5.07, the indemnification and reimbursement obligations of Parent under Section 5.10(c), Article VIII (other than Section 8.16), the Guarantees and the Confidentiality Agreements shall survive termination of this Agreement and remain valid and binding obligations of each of the parties, in each case, in accordance with their respective terms, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement and the Guarantees, there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or any Parent Related Party or Company Related Party.  Notwithstanding the immediately preceding sentence of this Section 7.03, termination of this Agreement pursuant to Section 7.02 shall not release (x) any party hereto from any liability (1) pursuant to the sections specified in this Section 7.03 that survive such termination or (2) for actual fraud or (y) the Company for any material breach of its representations, warranties, covenants or agreements that occurred prior to such termination.  Notwithstanding anything in this Agreement to the contrary, the Company shall have no liability to Parent or Merger Sub for any money damages arising out of or relating to the Company’s breach or violation of this Agreement (other than an Intentional Breach) in excess of an amount equal to the amount of the Parent Termination Fee, whether at law or in equity, whether in contract, tort or otherwise (other than actual fraud).  Nothing in this Section 7.03 shall be construed to limit Parent’s obligations pursuant to Section 7.04.

SECTION 7.04.                                               Parent Termination Fee.

(a)         In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.02(e) or Section 7.02(f) or (ii) by Parent pursuant to Section 7.02(b) and, at the time of such termination, this Agreement could have been terminated by the Company pursuant to Section 7.02(f), then Parent shall pay to the Company a cash amount equal to $330,000,000 (the “Parent Termination Fee”) within five (5) Business Days after such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).  Notwithstanding any other provision hereof to the contrary, (i) subject to and without limitation of Section 8.13, the Company’s right to receive full payment of the Parent Termination Fee pursuant to this Section 7.04(a) under circumstances where a Parent Termination Fee is payable, together with any reimbursement of applicable expenses pursuant to Section 7.04(b), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and any Company Related Party against Parent, Merger Sub and each of their respective former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives, Affiliates and Financing Sources, and any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the foregoing (each, other than Parent and Merger Sub, a “Parent Related Party”) for any and all losses or damages suffered or incurred in connection with this Agreement (and the actual or purported termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment thereof), the Financing Commitments or the Guarantees (except, for the avoidance of doubt, for the Guarantors’ respective obligations under the Guarantees, subject to the limitations contained therein), or any matter forming the basis for such termination, (ii) upon payment of the Parent Termination Fee, together with any reimbursement of applicable expenses pursuant to Section 7.04(b), none of Parent, Merger Sub or any Parent Related Party shall have any further liability or obligation to the Company or any Company Related Party, and (iii) neither the Company nor any Company Related Party shall be entitled to monetary damages hereunder other than, or in the aggregate in excess of the amount of the Parent Termination Fee, together with any reimbursement of applicable expenses pursuant to Section 7.04(b).  The Company shall not, and shall cause each Company Related Party not to, seek to recover any monetary damages or other monetary relief (x) in the aggregate in excess of such amount or (y) from any Parent Related Party (other than the Guarantors, pursuant to, and subject to the limitations contained in, the Guarantees).  Nothing in this Section 7.04(a) shall limit (A) the obligations of Parent, Merger Sub, the Guarantors or any other Person under the respective Confidentiality Agreements, (B) the right of the Company, its Subsidiaries and their respective representatives to be indemnified and reimbursed for expenses in accordance with Section 5.10(c) or (C) the right of the Company to equitable relief in accordance with

Section 8.13.  For the avoidance of doubt, while the Company may pursue both (i) a grant of specific performance in accordance with Section 8.13(b), which shall be available only prior to a termination of this Agreement, and (ii) the payment of the Parent Termination Fee in accordance with Section 7.04(a), which shall be available only following a termination of this Agreement, the Company shall not be entitled to receive both (i) a grant of specific performance or other equitable remedies pursuant to Section 8.13(b) and (ii) all or any portion of the Parent Termination Fee.

(b)         Each of the parties hereto acknowledges that the agreements contained in this Section 7.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties hereto would not enter into this Agreement.  If the parties commence an action, suit, claim or proceeding regarding Parent’s obligation to pay the Parent Termination Fee pursuant to this Section 7.04 which results in a judgment, the non-prevailing party shall pay the reasonable and documented out of pocket costs and expenses (including attorneys’ fees and expenses) incurred by the prevailing party in connection with such action, suit, claim or proceeding, and if the Company so prevails in any such action, suit, claim or proceeding, together with interest on the Parent Termination Fee at the rate of five percent (5%) per annum compounded daily from the date such payment was required to be made through the date such payment was actually received.  All payments under this Section 7.04 shall be made by wire transfer of immediately available funds to an account designated in writing by the party receiving such payment.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.                                               Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), or if sent by facsimile or email, provided that the facsimile or email is promptly followed by a confirmation copy delivered by registered or certified mail or by a national courier service, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To the Company:

Neiman Marcus Group LTD Inc.
One Marcus Square
1618 Main Street
Dallas, Texas 75201
Attention:  Tracy M. Preston, Esq.
Fax:  (214) 743-7611
Email: Tracy_Preston@neimanmarcus.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Robert P. Davis and David Leinwand
Fax:  (212) 225-3999
Email: rdavis@cgsh.com

           dleinwand@cgsh.com

To Parent, Merger Sub or the Surviving Corporation:

NM Mariposa Holdings, Inc.
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention:  Adam Stein
Fax:  (310) 201-4170
Email: stein@aresmgmt.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Attention: Michael Woronoff
Fax: (310) 557-2193
Email: mworonoff@proskauer.com

and

Torys LLP

1114 Avenue of the Americas

New York, New York 10036
Attention: Stefan Stauder

Fax: (212) 682-0200

Email: spstauder@torys.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next business day delivery or (iii) the Business Day received, if sent by facsimile, email or any other permitted method (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 8.02.                                               Amendment/Waiver, Etc.  Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Notwithstanding anything to the contrary herein, each of Section 7.04(a), 8.07, 8.09(b), 8.09(c), 8.15 and 8.17 may not be amended or modified in a manner that is materially adverse in any respect to a Financing Source without the prior written consent of such Financing Source.

SECTION 8.03.                                               Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that (i) Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Company and (ii) Parent or Merger Sub may each assign, in its sole discretion, its rights and interests under this Agreement for collateral security purposes to any of the Persons providing the Debt Financing.  In addition, after the Closing Date, Parent may freely assign any or all of its rights or obligations under this Agreement, in whole or in part, to any Affiliate without obtaining the consent of any Person; provided that no such assignment shall relieve Parent of its obligations hereunder.  Any attempt to assign this Agreement in violation of the foregoing shall be void and of no effect.

SECTION 8.04.                                               Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto), together with the Financing Commitments, the Guarantees and the Confidentiality Agreements, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

SECTION 8.05.                                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 8.06.                                               Fulfillment of Obligations.  Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

SECTION 8.07.                                               Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Nothing in this Agreement, other than the provisions of (a) Section 2.07, Section 2.14 and Section 5.11, to the extent they apply to holders of the Company Shares, which holders shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections, (b) Section 2.08  and Section 2.14, to the extent they apply to holders of Options, which holders shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections, (c) Section 5.08, to the extent it applies to D&O Indemnified Persons (including the successors, assigns, heirs, executors and administrators of such D&O Indemnified Persons), which D&O Indemnified Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, (d) Section 5.10(c), to the extent it applies to any of the Company’s Subsidiaries or their respective representatives, which Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, (e) Section 7.04(a), to the extent it applies to the Parent Related Parties, which Parent Related Parties shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, (f) Section 8.09(b) and Section 8.09(c), which Persons referred to therein shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections, (g) Section 5.04, Section 7.03, Section 8.15 and Section 8.19, to the extent they apply to Company Related Parties, Parent Related Parties and Released Persons, respectively, which Company Related Parties, Parent Related Parties and Released Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such respective sections and (h) Section 8.16, to the extent it applies to Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), who, in each case, shall be an express third-party beneficiary of, and shall be entitled to rely on, such section, express or implied, is intended to confer upon any Person other than Parent, Merger Sub and the Company or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.  Except as set forth in this Section 8.07, no Person shall be a third party beneficiary of this Agreement.

SECTION 8.08.                                               Expenses.   Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

SECTION 8.09.                                               Governing Law/Jurisdiction/Waiver of Jury Trial.

(a)         This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the legal relationship of the parties hereto (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, without giving effect to rules of conflict of laws that would result in the application of laws of any other jurisdiction.  Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery in the State of Delaware situated in New Castle County and any State of Delaware appellate court therefrom or, to the extent the Court of Chancery of the State of Delaware situated in New Castle County does not have subject matter jurisdiction or declines to accept personal jurisdiction over any party, any state or federal court within New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Chosen Courts”) in any suit, action or proceeding described in the immediately preceding sentence of this Section 8.09(a) that is brought by any such party or its successors or assigns.  Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process in the manner provided in Section 8.01.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, claim or proceeding arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the legal relationship of the parties hereto (whether at law or in equity, and whether in contract or in tort or otherwise) in the Chosen Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any Chosen Court that any such action, suit, claim or proceeding brought in any Chosen Court has been brought in an inconvenient forum.  Each of the parties hereto hereby agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, in any forum other than the Chosen Courts, and that the provisions of Section 8.09(c) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.  The parties further agree that any final and nonappealable judgment against any of them in any action, suit or proceeding described in the first sentence of this Section 8.09(a) shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)         Notwithstanding anything in Section 8.09(a) to the contrary, with respect to any claim, suit, action or proceeding (whether in law or in equity and whether based on contract, in tort or otherwise) involving any Financing Source arising out of or relating to the transactions contemplated by this Agreement, the Debt Financing or the Debt Commitment, the parties agree that (i) such claims, suits, actions or proceedings shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and any appellate court therefrom and (ii) they shall not bring, or permit any of their respective Affiliates to bring, any claim, suit, action or proceeding referred to in this Section 8.09(b), or voluntarily support any other Person in bringing any such action, in any other courts.

(c)          EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE LEGAL RELATIONSHIP OF THE PARTIES (INCLUDING ANY CLAIM, SUIT, ACTION OR PROCEEDING AGAINST A FINANCING SOURCE IN CONNECTION WITH THE DEBT FINANCING).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF CLAIM, SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN

THIS SECTION 8.09(C) AND (v) SUCH WAIVERS AND CERTIFICATIONS SHALL EXTEND TO THE FINANCING SOURCES.

SECTION 8.10.                                               Counterparts, Etc.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 8.11.                                               Headings, Etc.  The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

SECTION 8.12.                                               Further Assurances.  Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and, except as otherwise set forth herein, at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

SECTION 8.13.                                               Remedies.

(a)         The parties understand and agree that the provisions of this Agreement are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor.  Accordingly, each party hereto agrees that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any provision of this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.  In the event that any action, claim, suit or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(b)         Notwithstanding anything to the contrary set forth in this Agreement, prior to a termination of this Agreement, the Company shall be entitled to obtain an injunction or injunctions, specific performance or other equitable relief to enforce Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger if (but only if) the following requirements have been satisfied: (i) all conditions in Section 6.01 and Section 6.02 were satisfied (other than any condition that requires the delivery of a document or certificate or the taking of any action at the Closing, and which delivery or action is capable of being effected) at the time when the Closing would have been required to occur pursuant to Section 2.02, but for the failure of the Equity Financing to be funded, (ii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof if the Equity Financing is funded and (iii) the Company has irrevocably confirmed by notice to Parent that if specific performance is granted it will consummate the Closing.  The foregoing sentence shall not limit the right of any party to seek an injunction or injunctions, specific performance or other equitable relief under this Agreement (other than, in the case of the Company, to cause the Equity Financing to be funded or the Merger to be consummated) prior to the termination of this Agreement for any other reason or in any circumstances other than those explicitly set forth in the foregoing sentence.  For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s or Merger Sub’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek or obtain the remedy of specific performance of Parent’s obligation to cause the Equity Financing to be funded and to consummate the Merger other than solely under the specific circumstances and as specifically set forth in this Section 8.13(b). For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 8.13(b) and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 7.04), under no circumstances shall Parent or Merger Sub be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

SECTION 8.14.                                               Knowledge.  For purposes of this Agreement, (i) “knowledge” of the Company means the actual knowledge of the persons listed on Schedule 8.14(i) and such additional knowledge as could reasonably be expected to have been acquired by any such person after reasonable inquiry and investigation and (ii) “knowledge” of Parent or Merger Sub means the actual knowledge of the persons listed on Schedule 8.14(ii) and such additional knowledge as could reasonably be expected to have been acquired by any such person after reasonable inquiry and investigation.

SECTION 8.15.                                               Non-Recourse.  Notwithstanding anything in this Agreement to the contrary, (i) the obligations and liabilities of the Company under this Agreement and all other obligations, liabilities, claims, losses, damages of, or Litigation against, (whether in law or in equity and whether based on contract, in tort or otherwise) the Company that may be based on, arise out of or relate to this Agreement (including any breach or alleged breach hereof), the negotiation, execution or performance hereof or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, will be without recourse of any kind to any former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of the Company, or any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the foregoing (each, a “Company Related Party”) and (ii) the obligations and liabilities of Parent and Merger Sub under this Agreement and all other obligations, liabilities, claims, losses, damages of, or Litigation against, (whether in law or in equity and whether based on contract, tort or otherwise) Parent or Merger Sub that may be based on, arise out of or relate to this Agreement or the Financing Commitments (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, will be without recourse of any kind to any Parent Related Party, except that (w) the Parent Related Parties may assert claims, or otherwise commence Litigation, against each other, (x) the Company may assert claims, or otherwise commence Litigation, against the Guarantors under, and subject to the terms and conditions of, the Guarantees, (y) the Company may assert claims, or otherwise commence Litigation, against the Guarantors under, and subject to the terms and conditions of, the Equity Commitments and (z) the Company may assert claims, or otherwise commence Litigation, under or in accordance with the Confidentiality Agreements against the other Persons party thereto.

SECTION 8.16.                                               Waiver of Conflicts.  Recognizing that Cleary Gottlieb has acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of Company Shares and certain of their respective Affiliates prior to date hereof, in each case, in connection with the transactions contemplated hereby, and that Cleary Gottlieb intends to act as legal counsel to certain of the direct and indirect holders of Company Shares and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing in connection with the transactions contemplated hereby, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its controlled Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Cleary Gottlieb representing any direct or indirect holders of the Company Shares or their Affiliates after the Closing as such representation may relate to Parent, Merger Sub, the Company, the Surviving Corporation and its Subsidiaries, and, in each case, the transactions contemplated hereby.  In addition, all communications involving attorney-client confidences between direct and indirect holders of Company Shares, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Cleary Gottlieb, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Company Shares and their respective Affiliates (and not the Company, the Surviving Corporation or their respective Subsidiaries).  Accordingly, the Surviving Corporation and its Subsidiaries shall not have access to any such communications or to the files of Cleary Gottlieb relating to such engagement from and after the Effective Time.  Without limiting the generality of the foregoing, from and after the Effective Time, (i) the direct and indirect holders of

Company Shares and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or its Subsidiaries shall be a holder thereof, (ii) to the extent that files of Cleary Gottlieb in respect of such engagement constitute property of the client, only the direct and indirect holders of Company Shares and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall hold such property rights and (iii) Cleary Gottlieb shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or any of its Subsidiaries by reason of any attorney-client relationship between Cleary Gottlieb and the Company or any of its Subsidiaries or otherwise.  Notwithstanding the foregoing, none of the Surviving Corporation or any of its Subsidiaries is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated hereby) in connection with any third party Litigation.

SECTION 8.17.                                               DISCLAIMER.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE:  (a) THE REPRESENTATIONS AND WARRANTIES OF EACH OF THE COMPANY, PARENT AND MERGER SUB EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, AS THE CASE MAY BE, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES, ON THE ONE HAND, OR PARENT AND MERGER SUB, ON THE OTHER HAND, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) ABOVE, NONE OF THE COMPANY, ITS SUBSIDIARIES, ANY COMPANY RELATED PARTY, PARENT, MERGER SUB, ANY PARENT RELATED PARTY OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES OR PARENT AND ITS SUBSIDIARIES, AS THE CASE MAY BE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, OR PARENT AND ITS SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED.  PARENT, MERGER SUB AND THE COMPANY REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THE PARENT RELATED PARTIES OR THE COMPANY RELATED PARTIES, AS THE CASE MAY BE, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON, AND HAVE NOT BEEN INDUCED BY, ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON,

OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE III OR BY PARENT AND MERGER SUB AS SET FORTH IN ARTICLE IV, AND THAT PARENT FURTHER AGREES THAT IT SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Parent and Merger Sub, on behalf of themselves and the Parent Related Parties, that any estimate, projection forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of the Company or its Subsidiaries or any Company Related Party, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article III hereof as a representation and warranty by (and only by) the Company.

This Section 8.17 shall not prevent or limit a cause of action based upon, or relieve any party from any liability on account of, actual fraud.

SECTION 8.18.                                               Due Diligence Review.  Each of Parent and Merger Sub acknowledges, covenants and agrees, on behalf of itself and its Affiliates:  (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and its Subsidiaries; (b) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article III; and (c) that there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of Parent and Merger Sub is familiar with such uncertainties, each of the Parent and Merger Sub is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any Parent Related Party, none of Parent, Merger Sub or any Parent Related Party has relied or will rely on such information, and neither Parent nor Merger Sub will assert, and each will cause their respective Parent Related Parties not to assert, any claims against the Company (or against its Subsidiaries or any Company Related Party) with respect thereto.

SECTION 8.19.                                               Release.  As of the Closing, Parent, on its own behalf and on behalf of the Parent Related Parties, the Company and its Subsidiaries and, as of immediately following the Closing, the Affiliates of the Company (each, together with Parent, a “Releasing Person”), hereby releases and forever discharges each of the holders of Company Shares that executes and delivers to Parent a Letter of Transmittal that contains a release and discharge of the Company and its Subsidiaries on or prior to the Closing Date and their respective successors and assigns (in each case, solely in their capacities as such) (each, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and its Subsidiaries; provided, that the parties acknowledge and agree that this Section 8.19 does not apply to and shall not constitute a release of (a) any rights or obligations to the extent arising under any provision of this Agreement that survives the Closing in accordance with Section 7.01 or (b) any liability for actual fraud.

SECTION 8.20.                                               Interpretation.  The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  The term “dollars” and character “$” shall mean United States dollars.  The term “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.  The term “or” is not exclusive, unless the context otherwise requires.  The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Parent, Merger Sub and/or the Company, as applicable, unless the context expressly otherwise requires.  The words “asset” or “property” shall be construed as having the same meaning and effect and to refer to any and all assets and properties, real and personal, tangible and intangible.  An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.  The term “Company SEC Documents” shall not, for the avoidance of doubt, include the Company’s Registration Statement on Form S-1 (Registration No. 333-189539) (or any amendments thereto) (the “Company Registration Statement”).  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section of this Agreement to which the information set forth in such Schedule corresponds, and also in all other sections of the Schedules and this Agreement to which such matter’s application or relevance is reasonably apparent on the face of such disclosure.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  Any reference in this Agreement to gender shall include all genders and the neuter.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Any agreement, instrument or statute defined or referred to herein means such agreement, instrument, or statute, in each case, as from time to time amended, modified or supplemented (in the case of agreements or instruments, if permitted under this Agreement), including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes) by succession or comparable successor statutes.  Any agreement or instrument defined or referred to herein shall include all exhibits, schedules and other documents or agreements attached thereto or incorporated therein.  Any statute defined or referred to herein shall include all rules and regulations promulgated thereunder.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.  Neither the specification of any item or matter in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of such specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

NEIMAN MARCUS GROUP LTD INC.

By:	/s/ James E. Skinner
Name: James E. Skinner
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

NM MARIPOSA HOLDINGS, INC.

By:	/s/ Adam Stein
Name: Adam Stein
Title: Authorized Signatory

MARIPOSA MERGER SUB LLC

By:	/s/ Adam Stein
Name: Adam Stein
Title: Authorized Signatory

EXHIBIT A

[FORM OF]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEIMAN MARCUS GROUP LTD INC.

FIRST:  The name of this corporation is Neiman Marcus Group LTD Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “General Corporation Law”).

FOURTH:   The Corporation is authorized to issue three classes of shares, designated respectively “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.”  1,000 shares of Class A Common Stock, par value $0.001 per share, may be issued.  1,000 shares of Class B Common Stock, par value $0.001 per share, may be issued.  1,000 shares of Preferred Stock, par value $0.001 per share, may be issued.  Each class of shares shall have the rights, preferences and limitations set forth below.

A.            Except as set forth in the following sentence, each share of Class A Common Stock shall be entitled to one vote on all matters to be voted on by the stockholders of the Corporation.  Shares of Class A Common Stock shall not be entitled to any vote with respect to the election or removal of directors of the Corporation.  As and when dividends are declared by the board of directors of the Corporation (the “Board”) from time to time out of funds legally available therefor, whether in cash, property or securities of the Corporation, the holders of Class A Common Stock shall be entitled to participate in such dividends pro rata on a per share basis. Subject to the prior payment to holders of Class B Common Stock as set forth in paragraph (B) below, the holders of Class A Common Stock shall be entitled to participate pro rata on a per share basis in all distributions to the holders of Class A Common Stock upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

B.            Except as set forth in the following sentence, shares of Class B Common Stock shall not be entitled to vote on any matters to be voted on by the stockholders of the Corporation.  Each share of Class B Common Stock shall be entitled to one vote with respect to the election and removal of directors of the Corporation.  The holders of Class B Common Stock shall not be entitled to participate in dividends in any amount at any time, and shall not be entitled to participate in any distributions to the holders of any class of capital stock of the Corporation upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, except that upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of Class B Common Stock shall be entitled to receive an amount equal to the par value per share for each share of Class B Common Stock held by such holder.

C.            The Board is hereby expressly authorized to provide for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate designating a series of Preferred Stock.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)                                 The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(2)                                 The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)                                 The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)                                 No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time

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of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)                                 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time.  The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

SEVENTH:

In recognition and anticipation that (i) the certain of the Covered Persons (defined below) may serve as directors or officers of the Corporation, (ii) each Sponsor (defined below) and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and its Affiliated Companies may engage in material business transactions with the Sponsors and their Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article SEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Covered Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

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The Corporation and its Affiliated Companies renounce, to the fullest extent permitted by law, any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined below).  As a result of such renunciation, (a) all Excluded Opportunities shall belong to the Sponsors and their Affiliated Companies, (b) no Covered Person shall have any duty to present any Excluded Opportunity to the Corporation or its Affiliated Companies, (c) the Covered Persons shall have the right to hold and exploit all Excluded Opportunities for their own account and benefit, or to direct, sell, assign or transfer any Excluded Opportunity to any other person or entity and (d) the Covered Persons cannot be, and shall not be, liable to the Corporation, its stockholders or its Affiliated Companies for breach of any fiduciary duty to the Corporation, its stockholders or its Affiliated Companies by reason of the fact that any Covered Person does not present any Excluded Opportunity to the Corporation or its Affiliated Companies or pursues, acquires or exploits any Excluded Opportunity for itself or directs, sells, assigns or transfers any Excluded Opportunity to any other person or entity.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article SEVENTH.

To the extent that any provision of this Article SEVENTH is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Article SEVENTH.

“Affiliated Company” means (a) in respect of each Sponsor, (i) any entity that controls, is controlled by or is under common control with such Sponsor (other than the Corporation and any company that is controlled by the Corporation) and (ii) any investment fund managed by such Sponsor or any person or entity that controls, is controlled by or is under common control with such Sponsor and (b) in respect of the Corporation, any company controlled by the Corporation.

“Covered Persons” means (a) each Sponsor, its Affiliated Companies and any partner, member, director, officer, stockholder, employee or agent of such Sponsor or any of its Affiliated Companies, and (b) any person serving as a director, officer, employee or agent of the Corporation at the request of a Sponsor or any of its Affiliated Companies.

“Excluded Opportunity” means any matter, transaction or interest or potential matter, transaction or interest (including without limitation those that might be the same as or similar to the business or activities of the Company or any of its Affiliated Companies) that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of, any Covered Person unless such matter, transaction or interest is offered in writing to a Covered Person expressly and solely in such Covered Person’s capacity as a director or officer of the Corporation.

“Sponsor” means each of Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P. and Canada Pension Plan Investment Board.

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EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

*   *   *

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this        th day of                 , 2013.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation of Neiman Marcus Group LTD Inc.]

EXHIBIT B

FORM OF

AMENDED AND RESTATED

BY-LAWS

OF

NEIMAN MARCUS GROUP LTD INC.

A Delaware Corporation

Effective [•], 2013

i

ii

AMENDED AND RESTATED

BY-LAWS

OF

NEIMAN MARCUS GROUP LTD INC.

 (hereinafter called the “Corporation”)

ARTICLE I
OFFICES

Section 1.              Registered Office.  The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2.              Other Offices.  The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1.              Place of Meetings.  Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.

Section 2.              Annual Meetings.  The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors.  Any other proper business may be transacted at the Annual Meeting of Stockholders.

Section 3.              Special Meetings.  Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote.  Such request shall state the purpose or purposes of the proposed meeting.  At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 4.              Notice.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called.  Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

Section 5.              Adjournments.  Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

Section 6.              Quorum.  Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.  A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5 hereof, until a quorum shall be present or represented.

Section 7.              Voting.  Unless otherwise required by law, the Certificate of Incorporation or these By-Laws, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock represented at the meeting and entitled to vote on such question, voting as a single class.  Unless otherwise provided in the Certificate of Incorporation, and subject to Section 11(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder.  Such votes may be cast in person or by proxy as provided in Section 8 of this Article II.  The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 8.              Proxies.  Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period.  Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(i)            A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy.  Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing

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such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)           A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a facsimile to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such facsimile, provided that any such facsimile must either set forth or be submitted with information from which it can be determined that the facsimile was authorized by the stockholder.  If it is determined that such facsimiles are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing, facsimile for any and all purposes for which the original writing, facsimile could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or facsimile telecommunication.

Section 9.              Consent of Stockholders in Lieu of Meeting.  Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 9 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded.  Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section 9.

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Section 10.            List of Stockholders Entitled to Vote.  The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held or (ii) during ordinary business hours, at the principal place of business of the Corporation.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 11.            Record Date.

(a)           In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)           In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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Section 12.            Stock Ledger.  The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 10 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

Section 13.            Conduct of Meetings.  The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following:  (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

ARTICLE III
DIRECTORS

Section 1.              Number and Election of Directors.  The Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors.  Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.  Directors need not be stockholders.

Section 2.              Vacancies.  Unless otherwise required by law or the Certificate of Incorporation, vacancies on the Board of Directors or any committee thereof arising through death, resignation, removal, an increase in the number of directors constituting the Board of Directors or such committee or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.  The directors so chosen shall, in the case of the Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board of Directors, shall hold office until their successors are duly appointed by the Board of Directors or until their earlier death, resignation or removal.

Section 3.              Duties and Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers

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of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 4.              Meetings.  The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware.  Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively.  Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or by any director.  Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the President, or any director serving on such committee.  Notice thereof stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or facsimile on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 5.              Organization.  At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman.  Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof.  In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.  Notwithstanding the foregoing, the members of the Board of Directors or any committee thereof, as applicable, may appoint any person to act as secretary of any meeting of the Board of Directors or such committee.

Section 6.              Resignations and Removals of Directors.  Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing to the Chairman of the Board of Directors, if there be one, the President or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one.  Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.  Except as otherwise required by applicable law and, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.  Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 7.              Quorum.  Except as otherwise required by law or the Certificate of Incorporation, at all meetings of the Board of Directors or any committee thereof, a majority of

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the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable.  If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 8.              Actions of the Board by Written Consent.  Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.  Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 9.              Meetings by Means of Conference Telephone.  Unless otherwise provided in the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

Section 10.            Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.  In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.  Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Each committee shall keep regular minutes and report to the Board of Directors when required.  Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these By-Laws and, to the extent that there is any inconsistency between these By-Laws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

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Section 11.            Compensation.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for service as committee members.

Section 12.            Interested Directors.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV
OFFICERS

Section 1.              General.  The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer.  Any one or more individuals may hold such offices.  The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers.  Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws.  The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 2.              Election.  The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal.  Any officer elected by the Board of Directors (including, without

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limitation, the Chairman of the Board of Directors) may be removed at any time by the Board of Directors.  Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.  The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3.              Voting Securities Owned by the Corporation.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present.  The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.              Chairman of the Board of Directors.  The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors.  The Chairman of the Board of Directors shall be designated by a majority of the Board of Directors and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation that may be authorized by the Board of Directors.  During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President.  The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

Section 5.              President.  The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors (including any committees established thereby), have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors (and any committees thereof) are carried into effect.  The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws or the Board of Directors or the President.  In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and, provided the President is also a director, the Board of Directors.  The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

Section 6.              Vice Presidents.  At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the

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President.  Each Vice President shall perform such other duties and have such other powers as the Board of Directors or the President from time to time may prescribe.  If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 7.              Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required.  The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be.  If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given.  The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature.  The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 8.              Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation.  If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 9.              Assistant Secretaries.  Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

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Section 10.            Assistant Treasurers.  Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.  If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 11.            Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors.  The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V
STOCK

Section 1.              Form of Certificates.  The Corporation may issue some or all of the shares of any or all of the Corporation’s classes or series of Stock without certificates if authorized by the Board of Directors.  In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the General Corporation Law of the State of Delaware (the “DGCL”) and shall be signed by the officers of the Corporation in the manner permitted by the DGCL.  In the event that the Corporation issues shares of stock without certificates, to the extent then required by the DGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the DGCL to be included on stock certificates.  There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.  If a class or series of stock is authorized by the Board of Directors to be issued without certificates, no stockholder shall be entitled to a certificate of certificates representing any shares of such class or series of stock held by such stockholder unless otherwise determined by the Board of Directors and then only upon written request by such stockholder to the secretary of the Corporation.

Section 2.              Signatures.  Any or all of the signatures on a certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3.              Lost Certificates.  The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been

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lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed; provided, however, if such shares have ceased to be certificated no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued.  When authorizing such issuance of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

Section 4.              Transfers.  Stock of the Corporation shall be transferable in the manner prescribed by applicable law and these By-Laws.  Transfers of stock shall be made on the books of the Corporation only by the record holder of the shares or by such person’s attorney lawfully constituted in writing and, if such shares are certificated, upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement.  Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5.              Dividend Record Date.  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.              Record Owners.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7.              Transfer and Registry Agents.  The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

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ARTICLE VI
NOTICES

Section 1.              Notices.  Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail.  Written notice may also be given personally or by facsimile, telegram, telex or cable.

Section 2.              Waivers of Notice.  Whenever any notice is required by applicable law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.  Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

ARTICLE VII
GENERAL PROVISIONS

Section 1.              Dividends.  Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2.              Disbursements.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3.              Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

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Section 4.              Corporate Seal.  The Board of Directors may authorize the adoption of a seal by the Corporation.  Any such seal shall contain the name of the Corporation and the year of its incorporation and the words “Corporate Seal, Delaware.”  The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 5.              Affixing Seal.  Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE VIII
INDEMNIFICATION

Section 1.              Power to Indemnify Directors and Officers.  In the event a person was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director  or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Corporation shall indemnify such person to the fullest extent permitted by law against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2.              Procedure for Indemnification of Directors and Officers.  Any indemnification of a director or officer of the Corporation under Section 1 of this Article VIII or advance of expenses under Section 3 of this Article VIII shall be made promptly, and in any event within 30 days, upon the written request of the director or officer.  If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VIII is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VIII shall be enforceable by the director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been

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tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation.  Neither the failure of the Corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3.              Expenses Payable in Advance.  Expenses (including attorneys’ fees) incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall, to the extent permitted by law, be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

Section 4.              Nonexclusivity of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 of this Article VIII shall be made to the fullest extent permitted by law.  The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Section 5.              Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

Section 6.              Certain Definitions.  For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify

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its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.  The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent.  For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 7.              Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.              Indemnification of Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

Section 9.              Contract Rights.  The provisions of this Article VIII shall be deemed to be a contract right between the Corporation and each director and officer who serves in any such capacity at any time while this Article VIII and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article VIII or any such law shall not affect any rights or obligations then existing with respect to any state of facts, acts, omissions or proceedings then existing.

ARTICLE IX
MISCELLANEOUS

Section 1.              Amendments.  These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of the stockholders or Board of Directors, as the case may be.  All such amendments must be approved by either the holders of a

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majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

Section 2.              Entire Board of Directors.  As used in this Article IX and in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

* * *

Adopted as of: [•], 2013

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EXHIBIT C

Directors of the Surviving Corporation:

Shane Feeney

Adam Stein

EXHIBIT E

Ares Management and Canada Pension Plan Investment Board to Acquire Neiman Marcus Group

LOS ANGELES & TORONTO—September 9, 2013—Ares Management LLC and Canada Pension Plan Investment Board (CPPIB) announced today that their affiliates have entered into a definitive agreement to acquire Neiman Marcus Group LTD Inc. from a group of investors led by TPG and Warburg Pincus for a purchase price of US $6.0 billion.  A portion of the purchase price will be used at the closing to repay all amounts outstanding under the Company’s existing credit facilities other than its Debentures.  Ares and CPPIB will hold an equal economic interest in the legendary retailer, and the Company’s management will retain a minority stake.  The transaction is expected to close in the fourth quarter of 2013, subject to regulatory approvals and other customary closing conditions.

Based in Dallas, Texas, Neiman Marcus Group is one of the largest U.S. luxury retailers, comprised of 79 stores totalling more than 6.5 million gross square feet.  The Company operates 41 Neiman Marcus Stores, two Bergdorf Goodman locations in Manhattan and 36 Last Call outlet centers.  Its upscale online retailing division operates under the Neiman Marcus, Bergdorf Goodman, Last Call and Horchow brand names.

“We are delighted to join with CPPIB as a long-term investor in Neiman Marcus Group, a leading luxury retailer with global brand recognition that attracts shoppers from all over the world.  We share a common vision with the Company’s management team, led by its highly respected Chief Executive Officer Karen Katz, and together, we plan on investing meaningful capital into the business to ensure Neiman’s long-term position as the unparalleled leader in luxury retail,” said David Kaplan, Senior Partner and Co-Head of the Private Equity Group of Ares.  “This investment fits with our longstanding approach of accelerating growth in companies in the consumer and retail sectors.  As a result of this philosophy, we believe we have achieved superior growth with many consumer-facing businesses including Floor & Decor, General Nutrition Centers, House of Blues, Maidenform Brands, Samsonite, Serta, Simmons, Smart & Final and 99¢ Only Stores.”

“This is an excellent opportunity to invest in a leading omni-channel luxury retailer, operating two of the most iconic retail brands in the U.S.,” said André Bourbonnais, Senior Vice-President, Private Investments, CPPIB.  “We believe the Company’s strong market position, combined with an expected increase in U.S. luxury goods spending, provide attractive opportunities for future growth.  We are excited to partner once again with Ares, a like-minded, long-term partner of ours.”

“On behalf of the entire management team, we are delighted to be joining with Ares and CPPIB to continue enhancing our strong brands by offering our customers the best edited merchandise assortments as well as delivering a superlative omni-channel shopping experience.  For the past 8 years, TPG and Warburg Pincus have been valued partners whose investment has supported our growth and strengthened our brands,” said Karen Katz, President and Chief Executive Officer of Neiman Marcus Group.  “In working through the transaction, I have been very impressed by the commitment of Ares and CPPIB to learning our business.  I have great confidence that our customers, associates and vendor partners will share my enthusiasm that our new investors will help us pursue a business dedicated to luxury and fashion, attentive service and innovative marketing.”

Credit Suisse acted as financial advisor to Neiman Marcus Group, and RBC Capital Markets and Deutsche Bank Securities Inc. acted as financial advisors to Ares and CPPIB, all of which provided committed debt financing in connection with the transaction.  Cleary Gottlieb Steen & Hamilton LLP acted as legal counsel to Neiman Marcus Group.  Proskauer Rose LLP acted as transaction counsel and Latham & Watkins LLP acted as finance counsel to Ares and CPPIB. Torys LLP acted as counsel to CPPIB.

Neiman Marcus Group’s currently outstanding 7.125% Senior Debentures due 2028 issued by its operating subsidiary, The Neiman Marcus Group, Inc., are expected to remain outstanding immediately following the closing of the transaction in accordance with the terms of the indenture governing such Debentures.

About Ares Management LLC

Ares Management LLC is a global alternative asset manager and SEC registered investment adviser with approximately $66 billion of committed capital under management and approximately 700 employees as of July 1, 2013. Ares is headquartered in Los Angeles with professionals located across the United States, Europe and Asia and invests across the capital structure — from senior debt to common equity. Ares’ investment activities are managed by dedicated teams in its Capital Markets, Private Debt, Private Equity and Real Estate investment platforms. Ares Management was built upon the fundamental principle that each platform benefits from being part of the greater whole. This multi-asset class synergy provides its professionals with insights into industry trends, access to significant deal flow and the ability to assess relative value. For additional information, visit www.aresmgmt.com.

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits on behalf of 18 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At June 30, 2013, the CPP Fund totalled C$188.9 billion. For more information about CPPIB, please visit www.cppib.com.

About Neiman Marcus Group

Neiman Marcus Group LTD Inc. operations include the Specialty Retail Stores segment and the On-Line segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Bergdorf Goodman and Last Call stores. The On-line segment conducts both catalog and online operations under the Neiman Marcus, Bergdorf Goodman and Horchow brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

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Forward-Looking Statements

From time to time, Neiman Marcus Group LTD Inc. (the “Company”) may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on the Company’s ability to obtain credit; general economic and political conditions or changes in such conditions, including relationships between the United States and the countries from which the Company sources its merchandise; economic, political, social or other events resulting in the short-or long-term disruption in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in the demographic or retail environment; changes in consumer preferences or fashion trends; changes in the Company’s relationships with customers due to, among other things, its failure to provide quality service and competitive loyalty programs, its inability to provide credit pursuant to its proprietary credit card arrangement or its failure to protect customer data or comply with regulations surrounding information security and privacy; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities; the ability to refinance the Company’s indebtedness under its senior secured credit facilities and the effects of any refinancing; the effects upon the Company of complying with the covenants contained in its senior secured credit facilities; restrictions on the terms and conditions of the indebtedness under the Company’s senior secured credit facilities may place on the Company’s ability to respond to changes in its business or to take certain actions; competitive responses to the Company’s loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers; changes in the financial viability of the Company’s competitors; seasonality of the retail business; adverse weather conditions or natural disasters, particularly during peak selling seasons; delays in anticipated store openings and renovations; the Company’s success in enforcing its intellectual property rights; changes in the Company’s relationships with designers, vendors and other sources of merchandise, including changes in the level of goods and/or changes in the form in which such goods are made available to us for resale; delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise; changes in foreign currency exchange or inflation rates; significant increases in paper, printing and postage costs; changes in key management personnel and the Company’s ability to retain key management personnel; changes in the Company’s relationships with certain of its key sales associates and the Company’s ability to retain its key sales associates; changes in government or regulatory requirements increasing the Company’s costs of operations; litigation that may have an adverse effect on the Company’s financial results or reputation; terrorist activities in the United States and elsewhere; the impact of funding requirements related to the Company’s pension plan; the Company’s ability to provide credit to its customers pursuant to its proprietary credit card program arrangement, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to its customers; and the design and implementation of new information systems as well as enhancements of existing systems.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no

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obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

For more information:

Ares Management:

Mendel Communications LLC

Bill Mendel

(212) 397-1030
bill@mendelcommunications.com

CPPIB:

May Chong

(416) 868-8657

mchong@cppib.com

Neiman Marcus Group

Ginger Reeder

VP, Corporate Communications

(214) 573-5822

Ginger_Reeder@neimanmarcus.com

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